     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          HOMECOM COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                           7371                          58-2153309
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
       of incorporation            Classification Code Number)          Identification No.)

                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                 HARVEY W. SAX
                            CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                            RAYMOND L. MOSS, ESQUIRE
                          SIMS MOSS KLINE & DAVIS LLP
                           400 NORTHPARK TOWN CENTER
                                   SUITE 310
                              1000 ABERNATHY ROAD
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             PROPOSED MAXIMUM
                                                                 OFFERING         PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE          PRICE PER            AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED(1)        SECURITY(2)       OFFERING PRICE(2)   REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001.........       175,696            $4.671875            $820,830              $242.14
=========================================================================================================================

(1) The number of shares of Common Stock registered hereby represents 175,696 shares of Common Stock, or one-half of the 351,391 shares of Common Stock issued in connection with the Company's acquisition of The Insurance Resource Center, Inc. on April 15, 1998. Pursuant to an Agreement and Plan of Reorganization between the Company and the Selling Securityholder the Company has agreed to register 175,696 shares of Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended. On June 2, 1998, the average of the closing bid and ask price, which is quoted on the Nasdaq SmallCap(TM) Market under the symbol "HCOM," was $4.671875 per share.

                             ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THIS REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                                   PROSPECTUS

                          HOMECOM COMMUNICATIONS, INC.

                                (THE "COMPANY")

                         175,696 SHARES OF COMMON STOCK
             ISSUED IN CONNECTION WITH THE COMPANY'S ACQUISITION OF
                      THE INSURANCE RESOURCE CENTER, INC.

     This Prospectus relates to the offering (the "Offering") of 175,696 shares (the "Offered Shares") of the Company's common stock, par value $.0001 per share ("Common Stock"). The Offered Shares may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The offered shares represent one-half of the 351,391 shares of Common Stock issued by the Company on April 15, 1998 in connection with the acquisition of 100% of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC"). Pursuant to an Agreement and Plan of Reorganization with the Selling Securityholders, the Company agreed to file a registration statement covering 175,696 shares of Common Stock issued.

     The Selling Securityholders have informed the Company that the Offered Shares may be offered from time to time in brokerage transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Offered Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders will receive all of the net proceeds from the sale of the Offered Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Offered Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Shares. The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Securityholders.

     The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                 RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in connection with, (i) the Company's financial statements and notes thereto included elsewhere in this Prospectus; and (ii) the exhibits filed with the registration statement of which this Prospectus is a part. Unless otherwise indicated, the information in this Prospectus does not give effect to the conversion of the Debentures, the conversion of the Series A Preferred Stock or the exercise of the Offered Warrants.

THE COMPANY................  HomeCom Communications, Inc. ("HomeCom" or the
                             "Company"). HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in two areas: (i) customized software applications design, development and integration including, World Wide Web site development; and (ii) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

THE OFFERING...............  This Prospectus relates to 175,696 shares of Common
                             Stock. The Offered Shares represent one-half of the 351,391 shares of Common Stock issued by the Company on April 16, 1998 in exchange for 100% of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC"). Pursuant to an Agreement and Plan of Reorganization with the Selling Securityholders, the Company agreed to file a registration statement covering 175,696 shares of Common Stock. The Selling Securityholders have informed the Company that the Offered Shares may be offered from time to time in brokerage transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Offered Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders will receive all of the net proceeds from the sale of the Offered Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Offered Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Shares. The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Securityholders.

RISK FACTORS...............  An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors".

NASDAQ SMALLCAP(TM)
  MARKET SYMBOL............  HCOM

COMMON STOCK OUTSTANDING
  BEFORE OFFERING(1)(2)....  4,414,883

COMMON STOCK OUTSTANDING
  AFTER OFFERING(1)(2).....  4,414,883
---------------

(1) Excludes: (i) 600,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 557,160 shares of Common Stock are issuable upon the exercise of outstanding options granted at exercise prices ranging from $2.18 to $8.06 per share and weighted average exercise price of $4.58 per share; (ii) 300,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 20,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at exercise prices ranging from $2.18 to $6.50 per share and a weighted average exercise price of $4.34; (iii) 150,000 shares reserved for issuance under the Company's Stock Purchase Plan, no shares having been issued thereunder; (iv) 100,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter Warrants at an exercise price of $7.20 per share; (v) 400,000 shares of Common Stock that are issuable upon the exercise of the Debenture Warrants, of which warrants to acquire 200,000 shares are exercisable at an exercise price of $4.00 per share and warrants to acquire 200,000 shares are exercisable at an exercise price of $6.00 per share; (vi) 125,000 shares of Common Stock that are issuable upon exercise of the Series A Preferred Stock Warrants, of which warrants to acquire 62,500 shares are exercisable at a price equal to $14.50625 per share and warrants to purchase the remaining 62,500 shares are exercisable at a price of $15.825 per share; and (vii) 25,000 shares of Common Stock that are issuable upon exercise of warrants (the "InsureRate Warrants") granted in connection with the Company's organization of InsureRate at an exercise price of $3.70 per share. See "Management -- Incentive Plans," "Description of Securities -- Convertible Debentures," "Description of
    Securities -- Series A Preferred Stock," and "Description of Securities -- Warrants." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."
(2) Excludes shares of Common Stock issuable upon conversion of the remaining Series A Preferred Stock.

                           SUMMARY FINANCIAL INFORMATION

                                   DECEMBER 2,
                                 (INCORPORATION)                                            THREE MONTHS
                                 TO DECEMBER 31,          YEAR ENDED DECEMBER 31,              ENDED
                                 ---------------   --------------------------------------    MARCH 31,
                                      1994            1995         1996          1997           1998
                                 ---------------   ----------   -----------   -----------   ------------
                                                                                              UNAUDITED
STATEMENT OF OPERATIONS DATA:
Net sales......................            --      $  327,574   $ 2,298,855   $ 2,878,628   $   882,427
Operating loss.................    $  (17,452)         (1,824)     (580,865)   (4,431,059)     (900,576)
Net loss.......................       (17,452)         (5,440)     (625,583)   (4,881,181)   (1,128,454)
Basic and diluted loss per
  share........................    $     (.01)     $     (.00)  $      (.34)  $     (1.88)  $     (0.51)
Weighted average common shares
  outstanding..................     1,850,447       1,850,447     1,862,223     2,602,515     3,079,382

                                                        DECEMBER 31,
                                    -----------------------------------------------------   MARCH 31,
                                        1994          1995         1996          1997          1998
                                    ------------   ----------   -----------   -----------   ----------
BALANCE SHEET DATA:
Working capital (deficit).........      $ 8,455      $133,792   $(1,304,682)  $ 2,721,930    1,590,502
Total assets......................       10,254       247,382     1,726,522     4,664,779    3,864,511
Long-term obligations.............           --       160,792       147,833     1,652,009    1,076,157
Total liabilities.................           --       242,568     2,347,191     2,708,007    2,365,130
Stockholders' equity (deficit)....       10,254         4,814      (620,669)    1,956,772    1,499,381

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation, certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning the Company's expectations, beliefs, or strategies regarding increased future revenues and operations and certain statements contained under "Business" concerning the development and marketing of customized Internet applications and security consulting services and the effect of market conditions and competition. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or implied by such forward-looking statements. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed under the caption "Risk Factors."

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; CONTINUING LOSSES. The Company was incorporated in December 1994 and commenced sales in January 1995. Consequently, the Company has only a limited operating history upon which to base an evaluation of the Company and its prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving industries. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade and commercialize products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since its incorporation and as of March 31, 1998 had an accumulated deficit of approximately $6.6 million. For the years ended December 31, 1996 and 1997, the Company had negative cash flows from operations of approximately $216,000 and $4.0 million, respectively. The Company continues to incur operating losses and there can be no assurance that the Company will ever achieve or sustain profitability.

     RECENT REDUCTION OF STAFF AND OTHER EXPENSES; CONTINUING LOSSES. The Company has experienced substantial change and expansion in its business and operations since its incorporation in 1994 and expects to continue to experience periods of rapid change. The Company's recent expansion of operating expenses has placed significant demands on the Company's administrative, operational, financial and other resources. Following completion of its initial public offering, the Company expended considerable resources to expand its marketing and sales programs, its product development staff, its accounting and internal management systems and its other administrative and public relations capabilities. These increases in expenditures were not followed by commensurate increases in revenues, and during the quarter ended September 30, 1997, the Company was forced to engage in substantial reductions in its personnel in order to conserve operating capital. This reduction in staff has affected employee morale and limited the Company's ability to increase sales to desired levels. Notwithstanding the Company's efforts to limit its expenditures, its operating costs continue to exceed revenues. If the Company cannot generate sufficient revenues to offset its operating expenses or the Company's management otherwise fails to manage the Company's growth effectively, the Company's business, financial condition and operating results will be materially and adversely affected. There can be no assurance that current management can operate the Company's business adequately to achieve profitable operations. See
"Business -- Employees" and "Management."

     NEED FOR ADDITIONAL FINANCING. The Company has substantially limited sources of capital and continues to incur substantial operating losses. As of March 31, 1998, the Company had net working capital of approximately $1.6 million. On June 9, 1998, the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division to Sage Acquisition Corp. for $4,500,000. The proceeds will be used for general working capital purposes. Because the Company expects to continue to incur substantial operating losses, the Company will continue to use substantial sums of cash in its operations for an indefinite period. Accordingly, the Company will be required to obtain additional capital. No assurance can be given that the Company will be successful in its efforts to obtain additional capital, or that capital will be available on terms acceptable to the Company. If the Company exhausts its current sources of capital and is not able to obtain additional capital, the Company will be required to undertake certain steps to continue its operations. Such steps may include immediate reduction of the Company's operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If such measures are not sufficient, the Company may elect to implement other cost reduction actions as the Company may determine are necessary and in the Company's best interests. Any such actions undertaken may limit the Company's opportunities to realize continued increases in sales and the Company may not be able to reduce its costs in amounts sufficient to achieve break-even or profitable operations. If the Company exhausts its sources of capital, and subsequent cost reduction measures are not sufficient to allow the Company to achieve break-even or profitable operations, the Company will be forced to seek protection from its creditors.

     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP(TM) MARKET; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock is listed on The Nasdaq SmallCap(TM) Market. In order to continue to be included in the Nasdaq SmallCap(TM) Market, companies must maintain certain listing requirements. At March 31, 1998, the Company's net tangible assets of approximately $1.5 million did not meet the Nasdaq's requirements for at least $2,000,000 of net tangible assets. The Company is developing a plan to achieve compliance with all of Nasdaq's listing requirements, although no assurances can be given that the Company will be able to achieve or maintain such compliance. Failure of the Company to meet Nasdaq's maintenance criteria may cause the common stock to be delisted from The Nasdaq SmallCap(TM) Market, and trading, if any, in the common stock would thereafter be conducted in the over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, if the common stock were delisted from trading on The Nasdaq SmallCap(TM) Market and the trading price of the common stock was less than $5.00 per share, trading in the common stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock and the ability of stockholders to sell the Common Stock in the secondary market.

     PRICE EROSION; CONTINUING DECLINE IN MARGINS. The market for Internet and Intranet products and services is highly competitive and is characterized by pressures to reduce prices, incorporate new capabilities and accelerate completion schedules. Increased competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of the Company's products and services, including its Web site development and hosting services. The Company has not been able to offset the effects of price reductions through an increase in the number of its customers, higher revenue from enhanced services or cost reductions, and the Company expects its margins to continue to decline.

     INTENSE COMPETITION. The Company's current and prospective competitors include many companies that have longer operating histories, longer customer relationships and substantially greater financial, management, technical, development, sales, marketing and other resources than the Company. Many nationally known companies and regional and local companies across the country are involved in Intranet and Intranet applications, including the development and support of Web sites and Internet applications, and the number of these companies is increasing. Companies competing directly or indirectly with the Company include Web site service boutique firms, communications, telephone and telecommunications companies, computer hardware and software companies, established on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms. The Company also competes with the internal information technology departments of prospective customers who are choosing whether to outsource design and support. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. The Company's ability to compete in its markets is substantially limited by its available working capital and its continuing operating losses. See
"Business -- Competition."

     NEW AND UNCERTAIN MARKET. The market for Internet and Intranet products and services has only recently developed. Because this market is relatively new and because current and future competitors are likely to introduce competing Internet and Intranet products and services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If the Internet and Intranet markets fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, financial condition and operating results will be materially and adversely affected.

     DEPENDENCE ON THE INTERNET. Although a portion of the sales of the Company's products and services will depend upon growth of private Intranet networks, sales of the Company's Internet related products and services will depend in large part upon an adequate infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially and adversely affected.

     RISK OF CHANGING TECHNOLOGY. The Internet software and services markets are characterized by rapid technological change, evolving industry standards, emerging industry competition and frequent new service, software and other product introductions. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in Internet and Intranet technologies, enhance its current services and products, and develop and introduce new services and products on a timely basis. The introduction of services and products embodying new technologies and the emergence of new industry standards can render existing services and products obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new services and products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or products, or that its new services and products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or products in a timely and cost-effective manner or to address compatibility, inoperability or other issues raised by technological changes or new industry standards, the Company's business, financial condition and operating results will be materially and adversely affected. See
"Business -- Products and Services."

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent upon its senior management and the loss of any member of senior management could have a material adverse effect upon the Company's business, financial condition and operating results. No assurance can be given that the Company can retain its senior management or other key personnel. Although the Company has entered into employment agreements with each of its executive officers which contain non-competition and non-disclosure provisions, the Company's ability to benefit from them is uncertain because such provisions typically must be limited in geographic scope to be enforceable. Restrictions limited in geographic scope may not effectively prohibit competition with the Company because of the global nature of the Internet. See "Management."

     LENGTH OF SALES CYCLE. The development and implementation of interactive Web sites and intranet software applications requires the Company to engage in a lengthy sales cycle. The pursuit of sales leads typically involves an analysis of the prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. The Company often provides significant education to prospective customers regarding the use and benefits of Internet or Intranet technologies and products. Extensive Web site development or licensing of the Company's products may also involve a substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If the Company's average sales cycle continues to lengthen, the Company will face increased costs, potentially lower profit margins and a potential inability to achieve targeted sales goals.

     RISK OF DEFECTS. Web site services and other services based on software and computing systems often encounter development and completion delays and the underlying software may contain undetected errors or failures when introduced and, in the case of Web sites, when the volume of traffic on a site increases. In addition, there can be no assurance that errors found in the software underlying a Web site or other project will not result in delays in completion, commercial release or market acceptance of such Web site or other project. Likewise, there can be no assurance that the Company will not incur unanticipated costs to cure any defect or be obligated to refund money paid to the Company or to pay for damages caused by any delay or defect. Software applications and products as complex as those being developed by the Company may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, the Company could experience delays and lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new applications, products or releases after commencement of installation or shipment, resulting in loss of or delay in receiving revenues.

     SECURITY RISKS. The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company has a registered service mark for its logo, and has applied for federal registration of the names "HomeCom," "Post On The Fly(TM)" and "Personal Internet Banker(TM)." Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. An imposition of liability could have a material adverse effect on the Company. See
"Business -- Intellectual Property Rights."

     DILUTION. Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share. The number of shares of Common Stock that are issuable upon conversion of the Series A Preferred Stock is variable based upon the closing bid prices of the Company's Common Stock. Accordingly, the number of shares issuable upon conversion of the Series A Preferred Stock may increase significantly. See "Risk Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock." In addition, the Company will be required to issue a substantial number of additional shares of Common Stock in the future in order to obtain additional financing. The issuance of any of the shares will have the effect of increasing the dilution to new investors in this Offering.

     FLUCTUATIONS IN QUARTERLY RESULTS. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no significant backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to perform services requested within the quarter, and are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would result in fluctuations in future quarterly operating results. The Company may also experience significant fluctuations in future quarterly operating results as the result of many factors, including demand for the Company's products and services, introduction or enhancement of products by the Company and its competitors, market acceptance of new products and services, mix of products and services sold and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of this offering, the Company will have outstanding 4,843,454 shares of Common Stock (assuming full conversion of the Series A Preferred Stock at a Series A Preferred Conversion Price of $3.50, but assuming no exercise of the Warrants), will have outstanding options to purchase of 557,160 shares of Common Stock pursuant to the Company's stock option plans at a weighted average exercise price of approximately $4.58 per share, and will have outstanding warrants to acquire an aggregate 650,000 shares at a weighted average exercise price of approximately $7.24 per share. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock can increase significantly if the price of the Company's Common Stock is lower than its current price for the period preceding the date the Company receives notice of conversion of the Series A Preferred Stock. See "Risk Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock." Of the 4,843,454 shares outstanding after this offering (assuming conversion of the Series A Preferred Stock but no exercise of the Warrants), approximately 2,711,363 shares (including the 175,696 shares assumed to be sold in this offering) will be freely tradable without restriction or further registration under the Securities Act unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 2,132,091 outstanding shares of Common Stock may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144 or Rule 144(k) promulgated under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act for the purpose of registering the potential sale of the 600,000 shares reserved for issuance under the Company's Stock Option Plan (of which options to purchase 557,160 shares are outstanding), the 300,000 shares for issuance under the Company's Non-Employee Directors Plan (of which options to purchase 10,000 shares are outstanding) and the 150,000 shares reserved for issuance under the Company's Stock Purchase Plan (of which no shares or purchase rights have yet been granted). After the effective date of the that registration statement, except for shares held by affiliates of the Company, shares purchased pursuant to the foregoing stock option and purchase plans generally would be available for resale in the public market.

     VARIABILITY OF NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is essentially unlimited. If the price of the Common Stock as reported by the Nasdaq SmallCap(TM) Market, declines to a price less than $3.50 per share, the Company will be required to issue substantially more than the 428,571 shares assumed hereunder to be issuable upon conversion of the remaining Series A Preferred Stock. All shares issuable by the Company upon conversion of the Series A Preferred Stock are subject to effective registration statements filed with the Commission. Consequently, all of such shares will be eligible for sale in the market place without restriction, except to the extent that any of the selling holders are deemed to be "affiliates" of the Company at the time of sale. No assurance can be given that the trading price of the Company's Common Stock will not fall significantly below $3.50 per share, or that purchasers in this offering will not suffer significant additional dilution as a result of any such decline in the price of the Common Stock.

     SENIORITY OF SERIES A PREFERRED STOCK; STAGGERED BOARD; POSSIBLE ANTI-TAKEOVER EFFECTS. The Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock-Series A Preferred Stock." In addition, the Company's Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The division of the Board of Directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, because such a division generally makes it more difficult for stockholders to replace a majority of directors. See "Description of Securities -- Limitations on Liability of Directors."

     LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY. The Company's Restated Certificate of Incorporation provides, as permitted by Delaware law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. In addition, the Company's Restated Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under federal securities laws. However, these provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties. See "Description of Securities -- Limitations on Liability of Directors."

     GOVERNMENT REGULATION. The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions was successfully challenged in federal district court and ultimately found to be unconstitutional by the United States Supreme Court in Reno v. American Civil Liberties Union. Therefore, at the time of this Prospectus, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's cost of doing business, cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the

Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company. The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry, including regulatory changes which directly or indirectly affect use of or access to the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the Selling Securityholders. The shares were issued in exchange for 100% of the outstanding capital stock of IRC on April 15, 1998.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq SmallCap(TM) Market under the symbol "HCOM." The following table shows for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq SmallCap(TM) Market.

                                                               HIGH     LOW
                                                              ------   -----
1997
Second quarter (since May 8, 1997)..........................  $ 7.25   $6.00
Third quarter...............................................    6.50    2.13
Fourth quarter..............................................   15.56    2.63

1998
First quarter...............................................   16.00    2.00
Second quarter (through June 2).............................   18.25    1.13

     On June 2, 1998, the last reported sale price of the Common Stock as reported by the Nasdaq SmallCap(TM) Market was $4.625 per share. As of May 8, 1998, there were 44 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain all future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected historical financial data of HomeCom Communications, Inc. have been derived from the audited financial statements of the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.

                                             DECEMBER 2,                                             THREE MONTHS
                                           (INCORPORATION)          YEAR ENDED DECEMBER 31,             ENDED
                                           TO DECEMBER 31,   -------------------------------------    MARCH 31,
                                                1994           1995        1996          1997            1998
                                           ---------------   --------   ----------   -------------   ------------
                                                                                                      UNAUDITED
STATEMENT OF OPERATIONS DATA:
Net Sales:
  Service sales..........................     $     --       $327,574   $2,112,878    $ 2,792,306    $   762,746
  Equipment sales........................           --             --      185,977         86,322        119,681
                                              --------       --------   ----------    -----------    -----------
         Total net sales.................           --        327,574    2,298,855      2,878,628        882,427
                                              --------       --------   ----------    -----------    -----------
Cost of Sales:
  Cost of services.......................           --         59,871      546,409      1,645,646        316,992
  Cost of equipment sold.................           --             --      128,938         68,974         82,562
                                              --------       --------   ----------    -----------    -----------
         Total cost of sales.............           --         59,871      675,347      1,714,620        399,554
                                              --------       --------   ----------    -----------    -----------
Gross profit.............................           --        267,703    1,623,508      1,164,008        482,873
                                              --------       --------   ----------    -----------    -----------
Operating expenses:
  Sales and marketing....................        1,045        124,253      845,690      1,367,247        238,000
  Product development....................           --         20,239       78,887        435,810         53,460
  General and administrative.............       16,407        121,313    1,194,728      3,553,473      1,013,596
  Depreciation and amortization..........           --          3,722       85,068        238,537         78,393
                                              --------       --------   ----------    -----------    -----------
         Total operating expenses........       17,452        269,527    2,204,373      5,595,067      1,383,449
                                              --------       --------   ----------    -----------    -----------
Operating Loss...........................      (17,452)        (1,824)    (580,865)    (4,431,059)      (900,576)
Other expenses (income):
  Interest expense, net..................           --          3,469       51,272        543,420        266,029
  Other expense (income), net............           --            147       (6,554)       (93,298)       (38,151)
                                              --------       --------   ----------    -----------    -----------
Loss before income taxes.................      (17,452)        (5,440)    (625,583)    (4,881,181)    (1,128,454)
Income taxes.............................           --             --           --             --             --
                                              --------       --------   ----------    -----------    -----------
Net loss.................................     $(17,452)      $ (5,440)  $ (625,583)   $(4,881,181)    (1,128,454)
                                              ========       ========   ==========    ===========    ===========
Basic and diluted loss per share.........     $   (.01)      $   (.00)  $     (.34)   $     (1.88)   $     (0.51)
                                              ========       ========   ==========    ===========    ===========
Weighted average common shares
  outstanding............................    1,850,447       1,850,447   1,862,223      2,602,515      3,079,382
                                              ========       ========   ==========    ===========    ===========

                                                                  DECEMBER 31,                         MARCH 31,
                                            --------------------------------------------------------   ----------
                                                 1994           1995        1996           1997           1998
                                            ---------------   --------   -----------   -------------   ----------
BALANCE SHEET DATA:
Working capital (deficit).................      $ 8,455       $133,792   $(1,304,682)   $2,721,930     $1,590,502
Total assets..............................       10,254        247,382     1,726,522     4,664,779      3,864,511
Long-term obligations.....................           --        160,792       147,833     1,652,009      1,076,157
Total liabilities.........................           --        242,568     2,347,191     2,708,007      2,365,130
Stockholders' equity (deficit)............       10,254          4,814      (620,669)    1,956,772      1,499,381

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained herein, some matters discussed in this report constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company notes that a variety of risk factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Reference is made in particular to the discussion set forth below in this report and set forth in the Company's Annual Report on Form 10-K and to the Company's Registration Statements on Forms S-1 (File Nos. 333-12219, 333-42599 and 333-45383).

GENERAL

     The Company generates revenues through Internet and Intranet customized software application development, web site development, web site hosting services, computer hardware resales, consulting services and fees charged for the maintenance of web sites. Most customized software application projects are generally completed within six to eight weeks, although certain past, current and future projects have taken and are expected to take longer to complete. Revenues on customized application and web site development projects are recognized using the percentage of completion method. Web site maintenance and hosting revenues represent recurring revenues and are deferred and recognized ratably over the period.

     The Company's revenues and operating results have varied substantially from period to period, and should not be relied upon as an indication of future results. The Company historically has operated with no significant backlog because its services are provided as requested by customers. As a result, revenues in any quarter are substantially affected by the amount of services requested by its customers. Moreover, unanticipated variations in the number and timing of the Company's projects or in employee utilization rates may cause significant variations in revenues in any particular quarter. An unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major client projects, could require the Company to pay underutilized employees and therefore have a material adverse effect on the Company's results of operations and financial condition.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenues for the periods indicated.

                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,        ENDED
                                                       ------------------------     MARCH 31,
                                                       1995     1996      1997         1998
                                                       -----    -----    ------    ------------
                                                                                   UNAUDITED
Net sales:
  Service sales....................................    100.0%    91.9%     97.0%        86.4%
  Equipment sales..................................       --      8.1       3.0         13.6
                                                       -----    -----    ------       ------
          Total net sales..........................    100.0    100.0     100.0        100.0
                                                       -----    -----    ------       ------
Cost of sales:
  Cost of services.................................     18.3     23.8      57.2         35.9
  Cost of equipment sold...........................       --      5.6       2.4          9.4
                                                       -----    -----    ------       ------
          Total cost of sales......................     18.3     29.4      59.6         45.3
                                                       -----    -----    ------       ------
Gross profit.......................................     81.7     70.6      40.4         54.7
                                                       -----    -----    ------       ------
Operating expenses:
  Sales and marketing..............................     37.9     36.8      47.5         27.0
  Product development..............................      6.2      3.4      15.1          6.0
  General and administrative.......................     37.1     52.0     123.4        114.9
  Depreciation and amortization....................      1.1      3.7       8.3          8.9
                                                       -----    -----    ------       ------
          Total operating expenses.................     82.3     95.9     194.4        156.8
                                                       -----    -----    ------       ------
Operating loss.....................................     (0.6)   (25.3)   (153.9)      (102.1)
                                                       -----    -----    ------       ------
Other expenses (income)
  Interest expense.................................      1.1      2.2      18.9         30.1
  Other expense (income), net......................      0.0     (0.3)     (3.2         (4.3)
                                                       -----    -----    ------       ------
Loss before income taxes...........................     (1.7)   (27.2)   (169.6)      (127.9)
                                                       -----    -----    ------       ------
Income taxes.......................................      0.0      0.0       0.0          0.0
                                                       -----    -----    ------       ------
Net loss...........................................     (1.7)%  (27.2)%  (169.6)%     (127.9)%
                                                       =====    =====    ======       ======

  THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

     Net Sales. Net sales decreased 2.9% from $909,177 in the first quarter of 1997 to $882,427 in the first quarter of 1998. Revenues from service sales decreased 14.6% from $893,145 in the first quarter of 1997 to $762,746 in the first quarter of 1998. This decrease of $130,399 is primarily attributable to decreases in web development revenues of approximately $310,000, offset by increases in hosting revenues of approximately $180,000. The decrease in web development revenues is due primarily to reductions in sales and marketing resources in the third quarter of 1997 which impacted sales efforts in the current quarter. Revenue from equipment sales increased from $16,032 in the first quarter of 1997 to $119,681 in the first quarter of 1998. This increase of $103,649 was attributable to increased sales of security hardware and software.

     Cost of Sales. Cost of sales for services includes salaries for programmers, technical staff and customer support. Cost of sales for services decreased from $332,106, or 36.5% of revenues in the first quarter of 1997 to $316,992, or 35.9% of revenues in the first quarter of 1998, reflecting lower service sales.

     Gross Profit. Gross profit decreased by $85,411 from $568,284 in the first quarter of 1997 to $482,873 in the first quarter of 1998, reflecting lower service sales. Gross profit margins decreased from 62.5% during the first quarter of 1997 to 54.7% during the first quarter of 1998. This decrease as a percentage of revenues primarily reflects a less than proportional reduction in technical production staff as compared to service sales, due to anticipated growth.

     Sales and Marketing. Sales and marketing expenses include salaries, variable commissions and bonuses for the sales force, advertising and promotional marketing materials, travel and telephone charges. Sales and marketing expenses decreased 19.9% from $297,249 in the first quarter of 1997 to $238,000 in the first quarter of 1998. This decrease was primarily attributable to a decrease in advertising and marketing activities. As a percentage of revenues, these expenses decreased from 32.7% of revenues in the first quarter of 1997 to 27.0% of revenues in the first quarter of 1998.

     Product Development. Product development expenses consist of personnel costs required to conduct the Company's product development effort. Management believes that continuing investments in product development are required to compete effectively in the Company's industry. Total expenditures for product development were $53,460, or 6.1% of net sales in the first quarter of 1998, of which none were capitalized. This compares to total product development expenditures of $105,253, or 11.6% of sales, in the first quarter of 1997, of which $57,614 were capitalized.

     General and Administrative. General and administrative expenses include salaries for administrative personnel, rents, telephone charges, insurance and other administrative expenses. General and administrative expenses increased from $543,031 in the first quarter of 1997 to $1,013,596 in the first quarter of 1998. As a percentage of net sales, these expenses increased from 59.7% in the first quarter of 1997 to 114.9% in the first quarter of 1998. This increase as a percentage of net sales primarily reflects increases for operational and administrative support personnel incurred to support anticipated growth.

     Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment and equipment under capital leases. Depreciation and amortization increased from $35,364, or 3.9% of revenues in the first quarter of 1997 to $78,393, or 8.9% in the first quarter of 1998, reflecting increased expenditures on capital equipment. The Company expects additional capital investments during 1998 as it continues to develop the infrastructure needed to support higher levels of operations. However, the Company may choose to forego additional capital investments if sales do not increase to the levels targeted by management.

     Interest Expense. Interest expense increased from $20,524 in the first quarter of 1997 to $266,029 during the first quarter of 1998, principally reflecting interest and the amortization of the discount ($122,778) and debt issue costs ($116,434) associated with the Company's 5% convertible debentures issued in September 1997 (the "Convertible Debentures").

  YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net Sales. Net sales increased 25.2% from $2,298,855 in 1996 to $2,878,628 in 1997. Revenues from service sales increased 32.2% from $2,112,878 in 1996 to $2,792,306 in 1997. This increase of $679,428 is primarily attributable to increases in hosting revenues of approximately $472,000 and security consulting revenue of approximately $308,000. Revenues from equipment sales were $86,322 during 1997 as compared to $185,977 during 1996.

     Cost of Sales. Cost of sales for services increased from $546,409, or 23.8% of revenues in 1996 to $1,645,646, or 57.2% of revenues in 1997. This increase reflects higher overall payroll costs associated with increasing the Company's technical staff to a high of approximately 60 persons in July 1997 to create available capacity for anticipated revenue growth, which did not occur. As part of ongoing efforts to control cash expenditures, the Company has reduced this staff to approximately 30 persons at December 31, 1997.

     Gross Profit. Gross profit decreased by $459,500 from $1,623,508 in 1996 to $1,164,008 in 1997. Gross profit margins decreased from 70.6% during 1996 to 40.4% during 1997. This decrease as a percentage of net sales primarily reflects increased costs incurred by the Company for technical personnel hired in advance of anticipated revenue growth, which did not occur.

     Sales and Marketing. Sales and marketing expenses increased 61.7% from $845,690 in 1996 to $1,367,247 in 1997. This increase was primarily attributable to an increase in advertising and marketing expenses. As a percentage of net sales, these expenses increased from 36.8% in 1996 to 47.5% in 1997. During the third quarter of 1997, the Company implemented procedures intended to substantially reduce advertising and marketing expenses.

     Product Development. Total expenditures for product development were $604,643, or 21.0% of net sales in 1997, of which $168,833 were capitalized. This compares to total product development expenditures of $163,069, or 7.1% of sales, in 1996, of which $84,182 were capitalized. The product development staff was 8 persons in July 1997. Subsequently, the Company reduced its product development staff to two persons at December 31, 1997.

     General and Administrative. General and administrative expenses increased from $1,194,728 in 1996 to $3,553,473 in 1997. As a percentage of net sales, these expenses increased from 52.0% in 1996 to 123.4% in 1997. This increase as a percentage of net sales reflects primarily increases for operational and administrative support personnel incurred to support anticipated growth in revenues, which did not occur. During the third quarter of 1997, the Company implemented steps to significantly reduce its general and administrative costs. These steps included: (i) reductions in general and administrative staff; and
(ii) reductions in public relations and other professional services.

     Depreciation and Amortization. Depreciation and amortization increased from $85,068, or 3.7% of net sales in 1996 to $238,537, or 8.3% in 1997, reflecting increased expenditures on capital equipment.

     Interest Expense. Interest expense increased from $51,272 in 1996 to $543,420 during 1997, principally reflecting $443,889 of amortization of the discount associated with the convertible debentures issued in September 1997.

  YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net Sales. Net sales increased 601.8% from $327,574 in 1995 to $2,298,855 in 1996. Revenues from service sales increased 545.0% from $327,574 in 1995 to $2,112,878 in 1996. This increase of $1,785,304 is primarily attributable to increases in hosting revenues of $321,278, Web site development and customized applications revenues of $1,159,205, and consulting and maintenance revenues of $112,779. Revenues from equipment sales were $185,977 during 1996.

     Cost of Sales. Cost of sales for services includes salaries for programmers, technical staff and customer support. Cost of sales for services increased from $59,871, or 18.3% of net sales in 1995 to $546,409, or 23.8% of net sales in 1996. This increase reflects the Company's significant increase in payroll costs associated with the hiring of additional technical personnel in 1996. Increases in the Company's personnel costs as a percentage of sales also reflects higher costs incurred to attract and retain Internet software development professionals, and a change in the mix of products and services sold.

     Gross Profit. Gross profit increased by $1,355,805 from $267,703 in 1995 to $1,623,508 in 1996. Gross profit margins decreased from 81.7% during 1995 to 70.6% during 1996. This decrease as a percentage of net sales primarily reflects increased costs incurred by the Company for technical personnel and a change in the mix of products and services sold.

     Sales and Marketing. Sales and marketing expenses increased 580.6% from $124,253 in 1995 to $845,690 in 1996. This increase was primarily attributable to an increase in the size of the Company's sales force. As a percentage of net sales, these expenses decreased from 37.9% of net sales in 1995 to 36.8% of revenues in 1996.

     Product Development. Total expenditures for product development were $163,069, or 7.1% of net sales in 1996, of which $84,182, or 51.6%, were capitalized. This compares to total product development expenditures of $20,239, or 6.2% of net sales, in 1995, none of which were capitalized.

     General and Administrative. General and administrative expenses increased from $121,313 in 1995 to $1,194,728 in 1996. As a percentage of net sales, these expenses increased from 37.1% in 1995 to 52.0% in 1996. This increase as a percentage of net sales reflects primarily increases for operational and administrative support personnel incurred to support anticipated growth.

     Depreciation and Amortization. Depreciation and amortization increased from $3,722 in 1995 to $85,068 in 1996, or 1.1% of revenues during 1995 to 3.7%
of revenues in 1996, reflecting increased expenditures on capital equipment.

     Interest Expense. Interest expense increased from $3,469 in 1995 to $51,272 during 1996, principally reflecting increased debt levels associated with notes payable to investors entered into in 1996.

     Income Taxes. The company has not paid income taxes to date because it has not had taxable income. Net operating loss carryforwards are recorded as a deferred tax asset with a full valuation allowance.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130") was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. The Company adopted FAS 130 on January 1, 1998 and had no impact on the Company's disclosures.

     In June 1997, Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") was issued. FAS 131 is designed to improve the information provided in financial statements about the different types of business activities in which the enterprise engages and economic environments in which the enterprise operates. FAS 131 is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 131 is not expected to have a material effect on the Company's disclosures.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions, and is effective for transactions entered into in fiscal years beginning after December 31, 1997. The adoption of SOP 97-2, as amended by Statement of Position 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2," at January 1, 1998, did not have a material impact on the Company's financial statements.

     In February 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 31, 1998. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires costs of start-up activities to be expensed as incurred instead of being capitalized and amortized, and is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 is not expected to have a material impact on the Company's financial statements.

LIQUIDITY AND CAPITAL RESOURCES

  General

     The Company has substantially limited unused sources of capital. As of March 31, 1998, the Company had net working capital of approximately $1.6 million. Management has undertaken steps to address the Company's ongoing cash requirements including concentrating the Company's market focus, identifying additional operational and administrative efficiencies, and actively managing working capital. The Company also may consider raising additional capital through exercise of outstanding warrants, sales of non-strategic business lines, and additional debt and equity offerings. On June 9, 1998, the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division to Sage Acquisition Corp. for $4,500,000.

     Because the Company expects to continue to incur substantial operating losses, the Company will continue to use substantial sums of cash in its operations for an indefinite period. Accordingly, the Company will be required to obtain additional capital. No assurance can be given that the Company will be successful in its efforts to obtain additional capital, or that capital will be available on terms acceptable to the Company or on terms that will not significantly dilute the interests of existing stockholders. If the Company exhausts its current sources of capital and is not able to obtain additional capital, the Company will be required to undertake certain steps to continue its operations. Such steps may include immediate reduction of the Company's operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If such measures are not sufficient, the Company may elect to implement other cost reduction actions as the Company may determine are necessary and in the Company's best interests, including the possible sale of certain of the Company's business lines. Any such actions undertaken may limit the Company's opportunities to realize continued increases in sales and the Company may not be able to reduce its costs in amounts sufficient to achieve break-even or profitable operations. If the Company exhausts its sources of capital, and subsequent cost reduction measures are not sufficient to allow the Company to achieve break-even or profitable operations, the Company will be forced to seek protection from its creditors.

     Net cash used in operating activities was $734,461 for the three month period ended March 31, 1998. The Company has primarily financed its operations to date through public and private sales of equity securities and loans from its principal stockholders and affiliates. During May 1997, the Company completed an initial public offering of its common stock, issuing 1,000,000 shares at a price of $6.00 per share. The net proceeds to the Company from the initial public offering were approximately $4,700,000. The Company has repaid all outstanding principal amounts loaned to the Company by stockholders and affiliates. During September 1997, the Company completed the issuance of an aggregate $1,700,000 principal amount of the Company's Convertible Debentures due September 22, 2000. Net proceeds from the sale of the Convertible Debentures were approximately $1.5 million. In December 1997, the Company issued 20,000 shares of its Series A Preferred Stock for aggregate net proceeds of approximately $1.8 million. On June 9, 1998, the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division to Sage Acquisition Corp. for $4,500,000.

     The Company spent $154,916 and $21,251 during the three month periods ended March 31, 1998 and 1997, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary for the Company to increase its presence in the Internet and Intranet applications marketplace. The Company's commitments as of March 31, 1998 consist primarily of leases on its Atlanta, Vienna, Virginia and New York City facilities.

     Accounts receivable, net of allowance for doubtful accounts, totaled $582,040 as of March 31, 1998. Trade receivables are monitored by the Company through ongoing credit evaluations of its customers' financial conditions. The allowance for doubtful accounts is considered by management to be an adequate reserve for known and estimated bad debts of the Company. A revision in this reserve due to actual results differing from this estimate could have a material impact on the results of operations, financial position and liquidity of the Company.

YEAR 2000 READINESS

     Many existing computer programs were originally designed to use only two digits to identify a year in date fields. If not corrected, these applications could fail or produce erroneous results when working with dates in the year 2000 and beyond. This "Year 2000" issue could potentially affect the Company in three areas: its product and service offerings to its customers, third-party products used internally, and its suppliers. The Company plans to undertake an in-depth review of software applications used in order to determine potential exposure to this issue and develop an appropriate response. Based on an initial assessment of the technology environment within the Company, it is not anticipated that the Company's Year 2000 issues, or its response to those issues, will have a material adverse effect upon the Company's financial position or results of operations. If the Company's review and remediation efforts with respect to this issue are not completed on a timely basis, Year 2000 issues could have a material impact on the Company's operations and financial results.

                                    BUSINESS

GENERAL

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in two areas: (i) customized software applications design, development and integration including, World Wide Web site development; and (ii) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications targeted for vertical industries, including banking and financial services, and telecommunications.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for AT&T, Synovus Financial Corporation ("Synovus"), SouthTrust Bank Corporation ("SouthTrust"), Norwest Corporation ("Norwest"), Marine Midland Bank ("Marine Midland"), Rainforest Cafe, Incorporated ("Rainforest"), Excalibur Group, a joint venture between Time Warner Cable and Time, Inc. ("Time Warner"), Brinker International ("Brinker"), Executrain Corporation ("Executrain"), American International Underwriters ("AIG"), and American Family Life Assurance Corporation ("AFLAC"). The Company has a highly trained staff that is able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     The Company has developed advanced software products that it presently includes in its custom applications. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product uses database technology to archive the user's data, ideas and innovations for later retrieval and review. The Company's Marketplace product facilitates the creation and updating of an on-line store or catalog. HomeCom is also developing a suite of software modules known as the Personal Internet Banker(TM), a scaleable financial software package that maintains a customer's personal banking history and preferences for Internet banking.

     HomeCom's Internet security division provides security consulting services and solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and to provide consulting and integration services to companies seeking to communicate and transact business securely over the Internet.

     The Company markets its services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, Microsoft, Netscape and Unisys.

     The Company's staff of 37 full-time software engineers design, develop, and maintain custom applications and Web sites. The Company's software engineers have experience with various computer operating systems, including Sun Solaris, SGI's IRIX, Windows NT, Digital's Unix on the Alpha platform, Intel's Pentium Pro on BSDI Unix, Hewlett Packard's HP 9000 and Apple's Macintosh operating system. The software engineers write software programs using various tools and languages, including Perl, JAVA, CGI Programming, C and C++. The software engineers also have database expertise in Oracle, Informix, Sybase and SQL, and many software development tools. The Company's multimedia artists and engineers utilize many of the generally available software programs and tools such as Adobe Photoshop, MacroMedia Shockwave, RealAudio and VDOLive.

INDUSTRY OVERVIEW

  THE INTERNET AND THE WORLD WIDE WEB

     The Internet represents a global network of thousands of interconnected computers and computer networks. By using the Internet, businesses, individuals, educational institutions and government agencies communicate electronically to access and share information and conduct business. Open communications on the Internet are enabled by TCP/IP, an inter-networking protocol software standard. Advances in microprocessor technology and the development of Web technologies, such as Hypertext Markup Language ("HTML") technology (which allows users to move directly from one Web site to another) and advanced graphical user interface browser and search engine software, have made the Internet easier to navigate and more accessible to a larger number of users and for a broader range of applications. These recent technological advances have led to dramatic increases in the use of the Internet by businesses and individuals.

     The World Wide Web is a worldwide network of computer services that uses a special communications protocol, Hypertext Transfer Protocol ("HTTP"), that links different servers throughout the Internet and enables non-technical users to move from Web site to Web site easily and to access information using browser software. The development of the Web and Internet-based technologies has allowed fundamental and structural changes in the way information is published, distributed and retrieved, thereby lowering the cost of publishing information and expanding its potential reach. By facilitating the publishing and exchange of information, the Web dramatically increases the amount of information available to users. Businesses are increasingly recognizing that the Internet can enhance the delivery and exchange of information, both among their geographically dispersed locations and employees and with their business partners and customers. Businesses are also realizing that the Internet can facilitate relatively inexpensive, standards-based and easy-to-use methods for accessing and delivering business information, such as sales, marketing and distribution data. As a result, many businesses are using Web sites as a new medium for advertising, promotion, conferencing, technical support and exchange of information.

  WEB SITES

     A Web site is a collection of one or more electronic documents or "Web pages," which may contain graphics, text, audio and video information, which is available to a visitor accessing the Web site. Web sites can contain from one to hundreds of pages, and can be searched, retrieved and viewed through the use of widely available "browsers," such as Netscape Navigator or Microsoft Internet Explorer. Using Web browser software, computer users can connect to a Web site by entering the site's unique electronic Web address, known as its Universal Resource Locator ("URL"). Users can navigate the Web sites by utilizing hypertext link capabilities contained in Web pages. Hypertext links are active areas on a Web page which, when selected by a user, automatically identify and display a specific page, which can be located anywhere else on the Web, thus enabling users to move from one Web page to another without specifying the underlying URL address. Web sites can vary significantly in complexity and interactivity. A simple Web site may display only text, and more complex sites may display colored text, graphics, pictures, sound, animation, video and database information.

     The Company believes that increased processor speed, higher telecommunications bandwidth (resulting in increased transmission speed) and the development of software standards have led to the growing acceptance of the Internet as a communications tool. As a result, many businesses are choosing to re-engineer their distribution, logistics, customer service and marketing functions into "Information Depots" accessible through their Web sites. Consequently, the Company believes that there is an expanding market for developers of sophisticated, graphically enhanced, interactive Web sites.

  ENTERPRISE NETWORKS AND INTRANETS

     As network technology has advanced, business-wide networking has evolved. Organizations have developed local area networks ("LANs") and have connected geographically dispersed LANs into wide area networks ("WANs"). Many LANs employ proprietary communications software, such as Novell NetWare. Today, in addition to proprietary protocols, an increasing number of businesses are using the Internet protocol TCP/IP for communications. TCP/IP facilitates communications over internal networks using Internet software tools and applications. An Intranet is a TCP/IP network inside a company that links the company's people and information in a way that makes information more accessible and facilitates navigation through all the resources and applications of the company's computing environment.

     Enterprise networks have increasingly used high-cost leased data lines to create private and secure LANs and WANs. Internet protocol network software now allows organizations to use the Internet for a lower-cost communications system by reducing long distance and leased line charges. Businesses now can expand the reach of and access to their internal information systems and enterprise applications to allow geographically dispersed facilities, remote offices, mobile employees, customers and business partners to access their networks through the Internet at lower communications costs. The integration of LANs and WANs through the Internet, plus the advancement of encryption security capabilities, has promoted the use of high-speed virtual private networks ("VPNs"), which may be maintained at a fraction of the operating cost of dedicated, leased line networks. VPNs that facilitate Internet banking, sales entry and express delivery shipment tracking services are examples of this fast-growing segment of the computing industry. The rapid growth of Intranets and VPNs has increased the need for specialized software applications that facilitate information delivery and communication using TCP/IP protocol.

  INTERNET SECURITY

     An integral part of developing Internet based software applications for businesses is protecting against unauthorized access to enterprise networks and corporate data. Examples of valuable corporate data include financial results, medical records, personnel files, research and development projects, marketing plans and credit information. Businesses are vulnerable to unauthorized access to this information both by employees and outside persons. Unauthorized access may go undetected by the computer user or network administrator. The Company believes that concerns about the security of data transmitted over the Internet have limited growth in the Internet's commercial use. As a result, the Company believes that there is a rapidly expanding need for the services of Internet security specialists.

  THE INTERNET-ENABLING PRODUCTS AND SERVICES MARKET

     The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively. The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. However, the Company believes that there is a need for high quality software applications designed to support these new systems.

THE HOMECOM SOLUTION

     HomeCom was established to provide advanced software applications and integration services to businesses seeking to take advantage of the Internet. Integration of existing business operations with new Internet technologies is a costly and complex undertaking which the Company believes requires a high level of expertise to complete effectively. HomeCom believes that many businesses do not have the in-house experience and expertise to establish effective Internet-based communications in order to increase their productivity and compete more effectively in the marketplace. Also, HomeCom believes that the growth of electronic commerce over the Internet has been impeded by the perceived lack of effective security components. Finally, the Company believes that there presently is a lack of specialized software applications to support the growing Internet market. Therefore, the Company believes that businesses will engage specialized firms like HomeCom to implement Internet solutions. HomeCom believes it is well positioned to become a leading Internet solutions provider for the following reasons:

    - HomeCom focuses on creating Internet "Information Depots" for clients, including sophisticated database integrated software applications and interactive Web sites, to provide valuable information to business' customers, prospects, employees, stockholders and business partners. This is in contrast to the public relations material that represents much of the content currently on Web sites.

    - The Company has assembled a team of professional programmers, database experts and graphic artists that is able to create advanced interactive Web sites with database integration that function as effective Information Depots. Through developing specialized Internet applications for clients in vertical industries, HomeCom's team attains valuable knowledge about industry specific Internet needs and solutions, which it uses to provide efficient, value-added services to its customers.

    - HomeCom's Internet security division furthers the Company's knowledge of, and expertise in, Internet security. As a result, the Company is able to include advanced security features to create a more comprehensive Internet solution.

    - The Company provides businesses with a "one stop shop" for Internet communications applications. The Company can provide applications development, Web site creation, Internet security and Web server outsourcing. By combining its advanced programming, database and security expertise with outsourcing capabilities, the Company intends to create next generation Internet business solutions.

HOMECOM BUSINESS STRATEGY

     The Company's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies. The Company intends to achieve this position by implementing the following key elements of its growth strategy:

  DEVELOP AND MARKET INDUSTRY-SPECIFIC APPLICATIONS

     The Company develops specialized software applications and markets these applications to large businesses. The Company intends to focus on industry-specific applications such as banking, insurance, financial institution client account access systems, inventory order entry systems, human resources information directories, and collaborative and groupware environments. The Company's goal is to develop a reputation as a leading full-service Internet applications developer for the financial services industry.

  DEVELOP AND INTEGRATE ADVANCED SECURITY SERVICES

     HomeCom's Internet security division provides advanced security integration consulting services and develops Internet applications with high levels of integrated security. HomeCom's Internet security division is staffed by Internet software and integration security consultants with a broad range of Internet and Intranet security applications and integration experience to both commercial and government users. HomeCom intends to market these advanced services and applications both as part of a total package of Internet conversion services and as a single service. The Company's objective is to become a leading provider of integrated security services and applications to large business enterprises and to government agencies.

  EXPAND THROUGH ACQUISITION

     The Internet/Intranet products and services market is highly fragmented. The Company is one of numerous Internet software applications and advanced multimedia developers who design, develop and provide Internet software products and services. In addition, a substantial number of client/server developers, database systems integrators and resellers provide services to established clients but do not provide Internet-based solutions for those clients. The Company will seek to make strategic acquisitions of companies that have developed specific industry expertise or have existing relationships with large businesses needing Internet/Intranet solutions. On April 16, 1998, the Company acquired all of the outstanding capital stock of the Insurance Resource Center, Inc. ("IRC") (see "Recent Transactions"). The Company has not entered into any additional binding agreement or commitment. Moreover, the Company has extremely limited sources of cash. Consequently, the Company has limited resources available to it to complete an acquisition and no assurance can be given that the Company will be able to successfully complete any acquisition.

PRODUCTS AND SERVICES

     HomeCom provides Internet/Intranet solutions in two integrated areas: custom software applications design, development and integration; and security consulting and integration services.

  CUSTOMIZED SOFTWARE APPLICATIONS FOR THE INTERNET

     HomeCom designs and develops specialized software applications that enable companies to obtain and communicate important business information through Internet standard protocol communications. To date, the Company has completed custom applications projects for clients such as Data Track Systems, Inc., Coverdell Insurance, Inc., AFLAC and Vital Integration Solutions, Inc.

     The Company works closely with its customers to analyze and design specifications for Internet standard software applications. To begin a custom applications project, the Company's customers generally either request a proposal from the Company or meet with Company personnel to discuss their Internet/Intranet communications needs. The Company generally analyzes the customers' present system and provides a recommendation and a quotation. A typical quotation specifies a fixed fee for significant design and development activities, a variable fee for maintenance support services, and includes pricing for equipment, software and communications. Criteria for pricing these services include the complexity of the project, the amount of custom programming required, the anticipated usage and traffic and the level of security required. The Company's custom application projects have generated fees ranging from approximately $40,000 to approximately $200,000.

     HomeCom is an established provider of advanced Web site design and implementation services, having developed more than 100 Web sites for clients in many industries. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, data base integration and manipulation, sophisticated graphics, animation, sound and other multimedia content.

     The Company has developed a standard process for the design and implementation of Web sites. Initially, the Company's creative director and project manager meet with the customer to discuss its current methods for serving its customers, employers and suppliers, as well as its objectives and marketing needs. Prices for the design of Web sites currently range from $5,000 to more than $100,000.

     The Company's staff of software engineers uses a variety of computer operating systems, tools and language to develop Web sites. In particular, the Company's software engineers have developed a high level of expertise using C, C++, Perl, JAVA and CGI programming languages. These programmers write complex computer programs to create special features on a Web site. In addition, they regularly assess new applications and tools that may assist the Company in providing leading edge Web site services.

     The Company's graphics designers create sophisticated Web sites which include functions such as interactive on-line commerce, 3-D modeling, virtual reality and audio and video creation and editing. The Company's staff of professional artists, multimedia programmers and graphic designers develops Web sites to meet the customers' creative needs. HomeCom and its clients have won several awards for Web sites created by HomeCom, including the MGM-UA "Top 10," Point "Top 5% of All Web Sites" and Magellan "Four Star Site." The Company intends to continue to recruit the best available multimedia artistic talent.

     During 1996 and 1997, custom Internet and Intranet applications and integration services (including hardware resales) accounted for approximately 66% and 56%, respectively, of the Company's net sales.

  INTERNET SECURITY SERVICES

     In August 1996, HomeCom acquired an Internet security division to provide security solutions for businesses connecting to the Internet. See "Certain Transactions." The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and provide consulting and integration services to companies seeking to communicate securely and transact business over the Internet.

     The Company's objective is to provide its customers with a comprehensive family of integrated network security solutions. The Internet security division will assess the customer's needs and recommend and install "firewalls," encryption and authentication applications, other repudiation techniques and secured networks. Management of the Internet security division has experience in performing Internet security services for the federal government.

     During 1996 and 1997, Internet security services generated approximately 3% and 14%, respectively, of the Company's net sales.

SALES AND MARKETING

     The Company markets its services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, Microsoft, Netscape and Unisys. The Company is focusing its marketing on large businesses with industry-specific applications needs in areas such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, parts databases and collaborative and groupware environments. The Company also utilizes traditional print and media marketing strategies to enhance Company and product name recognition.

CUSTOMERS

     During 1996 and 1997, no customer accounted for more than 10% of the Company's total net sales. Because substantially all of the Company's customers have retained the Company for a single project, customers from whom the Company generated substantial revenue in one quarter generally have not been a substantial source of revenue in a subsequent quarter.

FACILITIES

     The Company occupies approximately 17,000 square feet in two office buildings in Atlanta, Georgia under leases expiring in March 2001 and October 2002. These facilities serve as the Company's headquarters and computer center. The Company also has an office in McLean, Virginia occupying approximately 6,000 square feet under a lease expiring in June 2002, and an office in New York City occupying approximately 3,400 square feet under a lease expiring in January 2003.

     The Company's Internet services are maintained in its key-card access-secured, dual Leibert air-conditioned NOC in Class A office space near the Company's principal offices. Company personnel monitor server and network functions on a 24 hour per day, 7 days per week basis. Back-up servers replace production servers in the event of failure or down time. Tape back-ups are performed on a daily basis and transported to secure off-site storage. Each server is SNMP managed and utilizes devices located on a separate network to notify network personnel by pager in the event of problems that are not otherwise detected by HomeCom's own SNMP.

     All power supplied to the NOC computer room is supplied by two separate power substations through American Power Conversion Matrix UPS lines, with back-up battery power. Telecommunications are provided to the computer room through multiple leased T1 and T3 lines directly connected to the T3 Internet provided by interexchange carriers. Each T1 and T3 line is provisioned on separate local carrier fiber optics using the latest SONET and FDDI technology. Telecommunications lines are provided through two physically diverse entrance facilities. The Company has acquired and installed multiple Cisco routers for connection to the Internet, which automatically redistribute traffic load in the event of telecommunications failure.

     The Company believes that the properties which it currently has under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on either of these facilities, it could find other suitable facilities with no material adverse effect on the Company's business.

COMPETITION

     The market for specialized Internet applications is highly competitive, and the Company expects that this competition will intensify in the future. In providing specialized software design and development, the Company competes with numerous businesses that also provide software design and development services, companies that have developed and market application specific Internet software products, companies that provide software tools that enable customers to develop specific Internet-enabled software applications and companies that choose to develop Internet application products internally. Andersen Consulting, L.L.P., Electronic Data Systems Corporation ("EDS"), International Business Machines Corporation ("IBM") and Cap Gemini America are significant custom software developers, integrators and resellers whose services include a broad range of Internet and Intranet software applications design and development services. Companies such as Broadvision, Inc., Edify Corporation and Security First Network Bank have developed application specific Internet software products that are broadly marketed and licensed and perform such functions as interactive one-to-one marketing, human resources benefits inquiry, enrollment and training and Internet banking. In addition, companies that offer and sell client/server based Internet-enabled software products, such as Netscape and Microsoft, may in the future bundle software capabilities and applications with existing products in a manner which may limit the need for software capabilities and application services such as those offered by the Company. The Company also competes with the information technology departments of significant business enterprises who may choose to design and develop their Internet applications internally. The emergence of sophisticated software products and tools that enable companies to build customized Internet-enabled software applications internally also may have the effect of encouraging internal development and, thus, may materially reduce the demand for the Company's custom software application services.

     The Company's Web site development services face competition from a variety of sources, from small operations to large global competitors like EDS and Computer Sciences Corporation. The Company believes Web site development presently is a fragmented market, with no business commanding a dominant share. HomeCom believes that as Web sites increase in interactivity and complexity, Web site development companies will increasingly need to maintain an integrated team of Intranet-enabled software engineers, advanced graphics programmers, multi-media artists and Internet security experts in order to compete effectively for large business customers. Consequently, HomeCom believes that it will need to continue to expand its personnel and work to maintain leading edge technology capabilities in order to remain competitive. Although there is likely to be a continuing market for individual Web site development, the Company intends to continue to focus its Web site development services on large businesses with complex interactive requirements.

     The Company's security services division faces competition from many sources, including companies that provide security consulting services and companies that market specific Internet-based security solutions. Such competitors include Digital Equipment Corporation, IBM, Andersen Consulting, L.L.P. and EDS. In addition, many companies currently market Internet-based application-specific software products that incorporate security and confidentiality features and functions.

     The Company believes that the rapid expansion of the market for Internet software applications will foster the growth of many significant competitors performing comparable services and offering comparable products to those offered by the Company. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. Many of the Company's current and prospective competitors have substantially greater financial, technical, marketing and other resources than the Company. The Company believes that it presently competes favorably with respect to each of its various service offerings. There can be no assurance that the Company's present and proposed products will be able to compete successfully with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY RIGHTS

     In accordance with industry practice, the Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company has a registered service mark for its logo, and has applied for federal registration of the names "HomeCom(TM)," "Post On The Fly(TM)" and "Personal Internet Banker(TM)." Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. The Company routinely enters into non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers.

     There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company believes that, due to the rapid pace of Internet innovation and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

EMPLOYEES

     At April 15, 1998, the Company employed 59 full-time employees, of whom 37 were technical personnel engaged in maintaining or developing the Company's products or performing related services, 8 were marketing and sales personnel and 14 were involved in administration and finance.

INSURANCE

     The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. The Company believes that such insurance is adequate to cover potential claims relating to its existing business activities.

GOVERNMENT REGULATION

     The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions was successfully challenged in federal district court and ultimately found unconstitutional by the United States Supreme Court in Reno v. American Civil Liberties Union.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the U.S., various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     In addition, the Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry could have an effect on the Company's business, including regulatory changes which directly or indirectly affect use or access of the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of the directors and executive officers of the Company, their ages as of December 31, 1997 and certain information about them are set forth below.

NAME                                      AGE                        POSITION
----                                      ---                        --------
Harvey W. Sax...........................  46     President, Chief Executive Officer and Director
Nat Stricklen...........................  54     Senior Vice President and Director
Krishan H. Puri.........................  32     Executive Vice President and Director
Gia Bokuchava, Ph.D.....................  32     Chief Technical Officer and Director
Roger J. Nebel..........................  44     Vice President and Director
Carl W. Peede...........................  50     Senior Vice President and Chief Operating Officer
Norman H. Smith.........................  34     Chief Financial Officer
Gregory Abowd, Ph.D.(1).................  33     Director
Claude A. Thomas(1).....................  55     Director

---------------

(1) Member of the Audit and Compensation Committees.

     HARVEY W. SAX is a founder of the Company and has served as President and Chief Executive Officer of the Company since January 1995 and as Chairman of the Board of Directors since September 1997. He was Secretary of the Company from December 1994 until January 1995. From October 1994 until December 1995, when he began working as a full-time employee of the Company, Mr. Sax served as a Vice President of Oppenheimer & Co., Inc. From February 1993 until September 1994, Mr. Sax served as a Senior Vice President of D. Blech & Co. From July 1992 until February 1993, Mr. Sax was a Vice President of PaineWebber, Inc. From January 1989 until July 1992, Mr. Sax was a Vice President of Bear, Stearns & Co. Inc. Mr. Sax received a Bachelor of Arts degree from Emory University in 1972. Mr. Sax has been a member of the Board of Directors since December 1994.

     NAT STRICKLEN has served as Senior Vice President of the Company since January 1996. Mr. Stricklen was President of the Company from December 1994 until January 1995, and Vice President and Secretary of the Company from January 1995 until January 1996. For more than 25 years prior to joining the Company in December 1994, Mr. Stricklen was employed by IBM where from 1988 until November 1994 he was the senior product manager for the IBM Link product used for electronic communication for IBM employees and business partners. Mr. Stricklen was a member of the team that developed the original IBM Internet home page. Mr. Stricklen received a Bachelor of Science degree in Data Processing and Application Systems Design from Washington University in 1975. Mr. Stricklen has been a member of the Board of Directors since December 1994.

     KRISHAN H. PURI has served as Executive Vice President of the Company since February 1996, and was a member of its former Board of Advisors from May 1995 until August 1996. From March 1994 until January 1996, Mr. Puri was a Senior Management Consultant with Deloitte & Touche Consulting Group in its telecommunications practice. From March 1992 until March 1994, Mr. Puri served as a Senior Engineer for International Communications Network Services for British Telecom and MCI's Concert joint venture in Atlanta, Georgia. From March 1990 until March 1992, Mr. Puri was a network analyst with Sprint Corporation, a long distance telecommunications company. Mr. Puri received a Bachelor of Science degree in Electrical Engineering from Georgia Institute of Technology in 1987 and a Master of Business Administration degree from Georgia State University in 1992. Mr. Puri has been a member of the Board of Directors since September 1996.

     GIA BOKUCHAVA, PH.D., has served as the Company's Chief Technical Officer since August 1995. Dr. Bokuchava served as a visiting professor at Emory University from September 1994 until August 1995 and was employed by the National Library of Medicine, assisting in the development of Internet based applications, from January 1995 until August 1995. From July 1990 until September 1994, Dr. Bokuchava was the Director of The Computer Center at the Institute of Mechanical Engineering at Georgia Technical University, Tblisi, Georgia (formerly a part of the Soviet Union). Dr. Bokuchava has taught computer science as a visiting associate professor at the Universities of Moscow and China. Dr. Bokuchava received a doctorate in theoretical physics from Georgia Technical University, Tblisi, in 1990. Dr. Bokuchava has been a member of the Board of Directors since September 1996.

     ROGER J. NEBEL has served as Vice President of the Company since August 1996. From May 1991 until July 1996, Mr. Nebel was a Department Manager (May 1991 to February 1993) and Senior Manager -- Enterprise Assurance (March 1993 to July 1996) for PRC, Inc., a subsidiary of Litton Industries, Inc., which provides information technology consulting and systems integration services for governments and businesses. Mr. Nebel received a Bachelor of Science degree in Engineering from California Coast University in 1990 and a Master of Science degree in Management from National-Louis University in 1993. Mr. Nebel has been a member of the Board of Directors since September 1996.

     CARL W. PEEDE has served as Senior Vice President and Chief Operating Officer of the Company since November 1997. Mr. Peede joined HomeCom in June 1997 as Senior Vice President and General Manager of Software Products. From June 1996 to April 1997, Mr. Peede was employed by NetManage, Inc., located in Cupertino, California, where he was the Senior Vice President of Worldwide Marketing. From September 1994 to May 1996, Mr. Peede was the Vice President of Worldwide Marketing at Attachmate/DCA in Bellevue, Washington prior to joining NetManage, Inc. From January 1993 to September 1994, Mr. Peede managed the marketing effort for Wall Data, Inc., a high-growth company in Redmond, Washington. He began his career in 1970 with AT&T Western Electric in Atlanta as a Project Manager after graduating with a BSEE from Georgia Tech and an MBA from Georgia State University, both in Atlanta, Georgia.

     NORMAN H. SMITH has served as Chief Financial Officer of the Company since May 1997. Before joining the Company, Mr. Smith was employed by First Image Management Company, a division of First Data Corporation, from January 1990 to May 1997. Mr. Smith served in a number of accounting and finance positions with First Image, most recently as Executive Director of Finance for the Data Acquisition Division based in Lexington, Kentucky. Prior to that, Mr. Smith was employed by Deloitte & Touche as a Senior Accountant in its audit practice. Mr. Smith received a Master of Business Administration from Xavier University in 1991 and a Bachelor of Business Administration from Eastern Kentucky University in 1985.

     GREGORY ABOWD, PH.D., has been an assistant professor in the College of Computing at the Georgia Institute of Technology since August 1994, where he is a member of the Software Systems Design Group. From October 1989 until August 1994, Dr. Abowd held post-doctoral positions with the Human Computer Interaction Group at the University of York in England (October 1989 until September 1992) and with the Software Engineering Institute and Computer Science Department at Carnegie Mellon University (September 1992 until August 1994). From October 1989 until September 1992, Dr. Abowd was a student at the University of Oxford, where he attended as a Rhodes Scholar. Dr. Abowd received a Bachelor of Science degree in Mathematics from the University of Notre Dame in 1986 and a Master of Science degree in Computation and a Doctorate of Philosophy in Computation from the University of Oxford in 1987 and 1991, respectively. Dr. Abowd has been a member of the Board of Directors since September 1996.

     CLAUDE A. THOMAS is a principal of Ambassador Capital Corporation, an investment banking firm specializing in emerging technology companies. In his present position, Mr. Thomas assists electronic commerce and emerging technology companies with financing, business strategies, strategic alliances and financial restructuring. From 1994-1997, he was Executive Vice President, Corporate Development and Software Solutions for CheckFree Corporation (NASDAQ: CKFR). Previously, he held positions as CEO of International Banking Technologies and other subsidiaries of First Financial Management (now FirstData Corporation,
NYSE: FDC). He started his 30-year career with Electronic Data Systems (NYSE:
EDS) in the Wall Street division, and subsequently held executive positions with Coopers & Lybrand and Digital Equipment Corporation. Mr. Thomas holds a BE cum laude in Chemical Engineering from Vanderbilt University and an MBA in Marketing and Finance with honors from Washington University. Mr. Thomas has been a member of the Board of Directors since February 1998.

     The Company's Board of Directors is divided into three classes. The Class I director (Dr. Abowd) serves until the 1998 Annual Meeting of Stockholders, the Class II directors (Dr. Bokuchava and Messrs. Puri and Nebel) serve until the 1999 Annual Meeting of Stockholders and the Class III directors (Messrs. Sax and Stricklen) serve until the 2000 Annual Meeting of Stockholders. Upon election, each class serves a three-year term. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. Officers are elected at the first Board of Directors meeting following the stockholders meeting at which directors are elected, and officers serve at the discretion of the Board of Directors. Each executive officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting-related services provided by such auditors.

DIRECTOR COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors but are reimbursed for their reasonable travel expenses in attending Board of Directors and committee meetings. Directors who are not employees of the Company are eligible to receive automatic grants of stock options under the Company's Non-Employee Directors Stock Option Plan, and may receive additional grants of options under such plan at the discretion of the Compensation Committee of the Board of Directors. See "Stock Option
Plan -- Non-Employee Directors Stock Option Plan." The Company may in the future establish a policy for compensating members of the Board of Directors for attending Board of Directors or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, compensation of executive officers of the Company was determined by Harvey W. Sax, the Company's President and Chief Executive Officer. In September 1996, the Company established a Compensation Committee to review the performance of executive officers, establish overall employee compensation policies and recommend salaries and incentive compensation for officers and employees of the Company. No member of the Compensation Committee is or will be an executive officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company in 1997 for its Chief Executive Officer and each executive officer of the Company whose total annual salary and bonuses determined at December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL             LONG-TERM
                                                   COMPENSATION     COMPENSATION AWARDS
                                                 ----------------   --------------------
                                                                    NUMBER OF SECURITIES    ALL OTHER
NAME AND PRINCIPAL POSITION(1)                    SALARY    BONUS    UNDERLYING OPTIONS    COMPENSATION
------------------------------                   --------   -----   --------------------   ------------
Harvey W. Sax..................................  $152,998    $0          10,000                -0-
  President, Chief Executive Officer
Krishan Puri...................................  $169,844    $0          25,000                -0-
  Executive Vice-President
Roger Nebel....................................  $108,333    $0          20,000                -0-
  Vice-President
Gia Bokuchava, Ph.D............................  $170,663    $0          25,000                -0-
  Chief Technical Officer and Director

     As of December 31, 1997, the annual salaries for the Company's executive officers were as follows: Harvey W. Sax, President and Chief Executive Officer ($135,000); Nat Stricklen, Senior Vice President,

Sales and Marketing, ($75,000); Norm Smith, Chief Financial Officer ($75,000); Krishan Puri, Executive Vice President ($100,000); Gia Bokuchava, Ph.D., Chief Technical Officer ($90,000); Roger Nebel, Vice President ($100,000); and Carl Peede, Chief Operating Officer ($115,000). Pursuant to the employment agreements with Dr. Bokuchava and Mr. Puri, each is eligible to receive cash bonuses to repay certain promissory notes issued by them to the Company in connection with their purchase of shares of Common Stock from the Company in August 1996. See "Certain Transactions." Each of the Company's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to the Named Executive Officer during the year ended December 31, 1997:

                               INDIVIDUAL GRANTS

                                    PERCENT OF                                  POTENTIAL REALIZABLE
                                      TOTAL                                    VALUE AT ASSUMED ANNUAL
                       NUMBER OF     GRANTED                                    RATES OF STOCK PRICE
                       SECURITIES       TO       EXERCISE                      APPRECIATION FOR OPTION
                       UNDERLYING   EMPLOYEES     OR BASE                              TERM(2)
                        OPTIONS       FISCAL     PRICE PER      EXPIRATION     -----------------------
EXECUTIVE OFFICER      GRANTED(1)      YEAR        SHARE           DATE           5%            10%
-----------------      ----------   ----------   ---------   ----------------  --------      ---------
Harvey Sax...........    10,000        1.64%       $4.06     November 4, 2007   25,533         64,706

Krishan Puri.........     5,000                    $6.00      June 18, 2007
                         20,000                    $4.06     November 4, 2007
                         ------
                         25,000        4.10%                                    69,933        177,224

Roger Nebel..........     5,000                    $6.00       May 6, 2007
                          5,000                    $6.00      June 18, 2007
                         10,000                    $4.06     November 4, 2007
                         ------
                         20,000        3.28%                                    63,267        160,330

Gia Bokuchava,
  Ph.D. .............     5,000                    $6.00      June 18, 2007
                         20,000                    $4.06     November 4, 2007
                         ------
                         25,000        4.10%                                    69,933        177,224

OPTION EXERCISES IN LAST FISCAL AND YEAR-END OPTION VALUES

     The following table sets forth the aggregate dollar value of all options exercised, and the total number of unexercised options held, on December 31, 1997 by the Named Executive Officer:

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           ACQUIRED                   DECEMBER 31,1997             DECEMBER 31,1997(1)
                              ON       VALUE     ---------------------------   ---------------------------
EXECUTIVE OFFICER          EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------          --------   --------   -----------   -------------   -----------   -------------
Harvey Sax...............     0          0            0           10,000            0          $115,025
Krishan Puri.............     0          0            0           25,000            0           389,063
Roger Nebel..............     0          0            0           20,000            0           311,250
Gia Bokuchava, Ph.D......     0          0            0           25,000            0           389,063

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Harvey W. Sax, its President and Chief Executive Officer, which provides a five year term commencing on January 1, 1996, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided therein, including termination by the Company "for cause" (as defined in the employment agreement). The employment agreement provides for an annual base salary of $150,000, and for bonus compensation to be awarded at the discretion of the Compensation Committee of the Board of Directors.

STOCK OPTION PLANS

     Employee Stock Option Plan. The Company's Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. The purpose of the Stock Option Plan is to provide incentives for officers and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The Company has reserved 600,000 shares of Common Stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code or (ii) non-qualified stock options. Stock options may be granted under the Stock Option Plan for all employees of the Company, or of any present or future subsidiary or parent of the Company. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible employees or consultants to whom options may be granted, the number of shares of Common Stock subject to each option and the terms upon which options are exercisable. The Compensation Committee has the authority to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Any incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which will not be less than 85% of the fair market value of the Common Stock on the date of grant.

     Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     As of April 22, 1998, options to purchase 557,160 shares of Common Stock were outstanding under the Stock Option Plan at exercise prices ranging from $2.18 to $8.06 per share and at a weighted average exercise price of $4.58 per share. All outstanding options vest 25% per year from their date of grant.

     Non-Employee Directors Stock Option Plan. The Company's Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan") was adopted by the Company's stockholders in September 1996 and amended in October 1996. The Company has reserved 300,000 shares of Common Stock for issuance under the Non-Employee Directors Plan.

     The Non-Employee Directors Plan provides for the automatic granting of non-qualified stock options to directors who are not officers or employees of the Company ("Non-Employee Directors"). Each Non-Employee Director who is first appointed or elected to the Board of Directors is granted an option to purchase 10,000 shares of Common Stock. Also, each Non-Employee Director automatically receives an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of the Company's stockholders. The Non-Employee Directors Plan also allows the Compensation Committee to make extraordinary grants of options to Non-Employee Directors. All options granted under the Non-Employee Directors Plan vest 50% per year of service by the Non-Employee Director on the Board of Directors. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The exercise price of all options will be the fair market value of the shares of Common Stock on the date of grant, and the term of each option may not exceed seven years.

The Non-Employee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     During September 1996, Dr. Abowd was granted an option under the Non-Employee Directors Plan to purchase 10,000 shares of Common Stock at an exercise price of $6.50 per share. During February 1998, Mr. Thomas was granted an option under the Non-Employee Directors Plan to purchase 10,000 shares of Common Stock at an exercise price of $2.18 per share.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on March 1, 1997. A total of 150,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under Section 423 of the Code. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company to acquire a proprietary interest in the Company through ownership of shares of Common Stock. Eligible employees of the Company will purchase shares of Common Stock at 85% of fair market value and the Company will partially subsidize purchases under the Stock Purchase Plan and will pay the expenses of its administration.

     An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). Purchase Periods begin on January 1, April 1, July 1 and October 1 of each calendar year during which the Stock Purchase Plan is in effect. The Company is deemed on the last day of each Purchase Period to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions. On the last day of the Purchase Period, the participant will be deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. In no event, however, may the participant purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) of greater than $25,000 during a calendar year. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on either the first business day or the last business day of the applicable Purchase Period, whichever is lower.

     The initial Purchase Period under the Stock Purchase Plan will begin at a date to be determined by the Board of Directors (the "Initial Purchase Period"). With respect to the Initial Purchase Period, an employee electing to participate in the Stock Purchase Plan may authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during the Initial Purchase Period, or the employee may make a direct cash contribution to his or her account under the Stock Purchase Plan. On the last day of the Initial Purchase Period, the Company will be deemed to have granted a purchase right to each participant to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions and cash contributions, as of the first business day after the date of this Prospectus.

     Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of September 30, 1997, approximately 40 employees would have been eligible to participate in the Stock Purchase Plan. An employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution. An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon such termination, the Company will refund the employee's payroll deductions or contributions made during the Purchase Period.

     An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the date of this Prospectus; or (ii) the first day of the second Purchase Period following the Purchase Period in which the option for such shares was granted.

     The Stock Purchase Plan is administered by the Compensation Committee. No member of the Board of Directors will be eligible to participate in the Stock Purchase Plan during the period he or she serves as a member of the Compensation Committee. The Compensation Committee may terminate or amend the Stock Purchase Plan at any time. However, any termination or amendment may not affect or change purchase rights previously granted under the Stock Purchase Plan without the consent of the affected participants. Also, any amendment that materially increases the benefits or number of shares under the Stock Purchase Plan (except for adjustments due to changes in the Company's capital structure) or that materially modifies the eligibility requirements of the Stock Purchase Plan will be subject to stockholder approval. If not sooner terminated by the Compensation Committee, the Stock Purchase Plan will terminate at the time that all authorized shares of Common Stock reserved for grant under the Stock Purchase Plan have been purchased.

     401(k) Profit Sharing Plan. The Company's Board of Directors has approved the adoption of a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. This plan was implemented in March 1998. In general, all employees of the Company will be eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute amounts not to exceed limitations imposed by the Code. Subject to certain Code limitations, the Company may make a matching contribution of up to $1,000 of the salary deferral contributions of participants at a rate of 50% of the participant's contributions, up to 4% of the participant's salary. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. Separate accounts are maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions will be 100% vested. The portion of the account attributable to Company contributions (including matching contributions) will vest after 5 years of service with the Company. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company (i) restricting the ability of the employee to compete with the Company during his or her employment and for a period of eighteen months thereafter, (ii) restricting solicitation of customers and employees following employment with the Company, and (iii) providing for ownership and assignment of intellectual property rights to the Company.

                              CERTAIN TRANSACTIONS

     During the period December 1994 through December 1995, Harvey W. Sax, the Company's President and Chief Executive Officer, loaned a total of approximately $63,497 to the Company pursuant to a promissory note payable by the Company on September 12, 2000, which accrues interest at the prime rate plus 1% per annum. The Company used approximately $56,000 of the net proceeds of its initial public offering to repay the remaining outstanding amounts owed under this promissory note.

     In February 1996, in connection with a recapitalization of the Common Stock, the Company issued 787,844 shares of Common Stock to Harvey W. Sax, its President and Chief Executive Officer and then its sole stockholder, for $.001 per share. In December 1994, the Company granted Nat Stricklen, a co-founder and director of the Company, an option to acquire, for an aggregate exercise price of $10.00, shares of Common Stock which, when issued, would represent approximately 10% of the issued and outstanding Common Stock. Mr. Stricklen exercised this option in February 1996 and received 93,070 shares of Common Stock.

     In February 1996, the Company (i) sold for $.0001 per share 335,052 shares to Margery Germain; and (ii) issued to Mark Germain for $200,000 an unsecured promissory note due September 1997 in the principal amount of $200,000 and bearing interest at the rate of 8% per annum. Pursuant to the terms of the promissory note with Mr. Germain, in May, 1997 the Company issued Mr. Germain 33,333 shares of Common Stock in repayment of the $200,000 outstanding principal balance of this note.

     Mr. David A. Blech, Mrs. Esther Blech and the Edward A. Blech Trust (collectively the "Blech Interests") have agreed in writing with the Nasdaq Stock Market, Inc. that, for a period of three years from the date of their original purchases of securities from the Company, none of them will sell, transfer, assign, pledge or hypothecate any shares of Common Stock. Gifts of shares of the Common Stock are permitted provided that the recipient of such gift agrees in writing to be bound by the terms of the agreement. The Blech Interests further agreed that while the Common Stock is listed on any Nasdaq market, there will be no financial relationship between David Blech or any of the foregoing Blech Interests, on the one hand, and the Company, on the other hand; that the direct or indirect ownership of shares of Common Stock held by Mr. David A. Blech and/or the Blech Interests may not exceed 5% of the Common Stock; and that there may be no advisory relationship between Mr. David A. Blech and the Company. To the best of the Company's knowledge and belief, the Blech Interests beneficially own less than 5% of the Common Stock.

     In August 1996, Harvey W. Sax, the Company's President and Chief Executive Officer, contributed 3,956 shares of Common Stock to the Company.

     In August 1996, the Company issued and sold to six of its employees an aggregate of 102,855 shares of Common Stock for a total of $468,004, payable through the issuance of promissory notes payable in four equal annual installments, bearing interest at 8% per annum and secured by the shares of Common Stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. Gia Bokuchava, Ph.D., Chief Technical Officer and a director, and Krishan Puri, Executive Vice President and a director, purchased 39,559 and 29,669 shares of Common Stock, respectively, in this transaction. Mr. Vinod Keni, a former director, purchased 3,955 shares in this transaction. The Company has agreed with Mr. Keni that all 11,865 options to acquire Common Stock held by Mr. Keni (at a weighted average exercise price of $5.16 per share) shall continue to vest as if Mr. Keni were still employed by the Company. The Company also agreed to cancel and forgive indebtedness of approximately $18,000 represented by the promissory note given by Mr. Keni to purchase such 3,955 shares and to give Mr. Keni a cash payment to cover Mr. Keni's estimated tax liability from such cancellation of indebtedness.

     In August 1996, Krishan Puri, Executive Vice President and a director, exercised a warrant to purchase 9,307 shares of Common Stock for a total exercise price of $1.00. Mr. Puri was granted the warrant in June 1995 in connection with his agreeing to serve on the Company's former Board of Advisors.

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of

HISS's capital stock are subject. Roger Nebel, Vice President and a director of the Company, owned 48% of HISS's outstanding capital stock and will be entitled to receive 48% of the Annual Earnouts. HISS was merged with and into the Company on September 11, 1996.

                              RECENT TRANSACTIONS

INSURERATE

     In January 1998, the Company formed InsureRate, Inc. ("InsureRate") for the purpose of providing Internet web development and web hosting services to entities engaged in the sale, marketing or underwriting of insurance and other financial products and services. The Company has committed to loan InsureRate up to $100,000 for the operation of InsureRate's business, including the purchase of machinery, equipment, fixtures and furnishings, leasehold improvements and other necessary business expenses and working capital needs. The unpaid principal balance of this loan will bear interest at the Applicable Federal Rate. The outstanding principal balance advanced to InsureRate plus accrued interest is payable in January 2008. InsureRate has the option to repay this loan to HomeCom in either cash or in shares of common stock of InsureRate having a value on the repayment date equal to the aggregate principal amount advanced by HomeCom to InsureRate, together with interest thereon.

SALE OF DEBENTURES

     In September 1997, the Company completed the sale of the Debentures. The Debentures were issued pursuant to the terms of a 5% Convertible Debenture Purchase Agreement dated effective as of September 19, 1997 (the "Debenture Agreement"). Principal and interest on the Debentures is payable on September 22, 2000. The Debentures are convertible at the option of the holders. As of May 15, 1998, all of the Debentures have been converted into shares of the Company's common stock.

     In connection with the completion of the Debenture Sale of the Debentures, the Company issued the Debenture Warrants to acquire an aggregate 400,000 shares of Common Stock. Of the Debenture Warrants, warrants to acquire an aggregate 200,000 shares are exercisable at a price of $4.00 per share, and warrants to acquire an aggregate 200,000 shares are exercisable at a price of $6.00 per share. The exercise price of the Debenture Warrants is subject to adjustment. If not earlier exercised, the Debenture Warrants expire on October 27, 2000. See "Description of Securities -- Warrants."

ISSUANCE OF SERIES A PREFERRED STOCK

     In December 1997, the Company issued 20,000 shares of its Series A Preferred Stock to the Series A Preferred Holders for an aggregate purchase price of $2,000,000. Net proceeds to the Company were approximately $1.8 million. Pursuant to the Series A Preferred Registration Agreements, the Company agreed to file the Series A Preferred Registration Statement. The Series A Preferred Holders have agreed that they may not convert on a cumulative basis
(i) more than 25% of the Series A Preferred Stock during any thirty (30) day period following the effective date (the "Registration Effective Date") of the registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") with respect to the offer and sale of shares (the "Conversion Shares") of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities -- Series A Convertible Preferred Stock." On June 2, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $4.625 per share and the average of the closing bid price of the Common Stock for the five trading days ending June 2, 1998 was $4.71875 per share. At June 2, 1998, 15,000 shares of the Series A Preferred Stock remain outstanding and unconverted into shares of the Company's common stock.

     The Company has received no firm commitment for the conversion of any of the Shares of Series A Preferred Stock. Consequently, there can be no assurance that the Shares of Series A Preferred Stock will be converted. Pursuant to the Series A Preferred Registration Rights Agreement, the Company has agreed to register 1,142,858 shares of Common Stock. Following conversion in full or redemption of the Series A

Preferred Stock, the Company intends to deregister any and all shares of Common Stock registered hereunder that are not issued to a Selling Securityholder upon conversion of the Series A Preferred Stock. See "Risk Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock."

     In connection with the issuance and sale of the Series A Preferred Stock, the Company granted the Series A Preferred Warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. The Series A Preferred Stock Warrants will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998.

THE INSURANCE RESOURCE CENTER

     On April 16, 1998, the Company acquired all of the outstanding capital stock of ("IRC") for 351,391 shares of the Company's Common Stock. Pursuant to the Agreement and Plan of Reorganization, dated April 15, 1998 (the "Reorganization Agreement"), the Company has agreed that fifty percent of such shares (the "IRC Registration Shares") shall be registered pursuant to a registration statement to be filed with the Commission by June 30, 1998 and the remaining shares shall have certain piggyback registration rights. In the event that the Registration Shares are not so registered by June 30, 1998, then the Company shall pay to the former Stockholders of IRC a penalty fee of ten percent (10%) per month of the original number of shares of the Company's Common Stock to be so registered to be paid in newly issued shares of the Company's Common Stock, which shall also then be registered as provided in the Reorganization Agreement. IRC shall remain a wholly-owned subsidiary of the Company. In addition, IRC has pursuant to an employment agreement retained the services of Tim James Higham, one of the former shareholders of IRC as Vice President of Insurance Sales.

DIVESTITURE OF HOSTAMERICA DIVISION

     On June 9, 1998 the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division, consisting of web site and Internet application hosting facilities to Sage Acquisition Corp. for $4,500,000. The Company retains however certain hosting accounts and retains the right to perform hosting services for companies engaged in the financial service industry. During 1996 and 1997, Internet outsourcing services generated approximately 16% and 29%, respectively, of the Company's total revenues.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock;
(ii) each director; (iii) all executive officers and directors as a group; and
(iv) the Selling Securityholders, certain information with respect to the beneficial ownership of the Common Stock as of June 2, 1998.

                                                          PERCENTAGE    NUMBER OF      COMMON       PERCENTAGE
                                            COMMON        OF COMMON     SHARES OF      STOCK        OF COMMON
                                            STOCK           STOCK        COMMON     BENEFICIALLY      STOCK
                                         BENEFICIALLY    BENEFICIALLY     STOCK        OWNED       BENEFICIALLY
                                         OWNED BEFORE    OWNED BEFORE    OFFERED       AFTER       OWNED AFTER
NAME OF BENEFICIAL OWNER(1)             OFFERING(2)(3)     OFFERING      HEREBY     OFFERING(2)    OFFERING(3)
---------------------------             --------------   ------------   ---------   ------------   ------------
Harvey W. Sax(4)......................      844,744          19.1%            --       844,744         19.1%
Nat Stricklen(5)......................       68,170           1.5             --        68,170          1.5
Krishan H. Puri(6)....................       43,976           1.0             --        43,976          1.0
Gia Bokuchava, Ph.D.(7)...............       40,059             *             --        40,059            *
Roger J. Nebel(8).....................        2,100             *             --         2,100            *
Gregory Abowd, Ph.D.(9)...............        5,000             *             --         5,000            *
Carl W. Peede(10).....................           --             *             --            --            *
Norman H. Smith(11)...................           --             *             --            --            *
First Granite Securities, Inc.(12)....      400,000           9.1             --       400,000          9.1
Mark Germain(13)......................      350,885           7.9             --       350,885          7.9
Margery Germain(14)...................      350,885           7.9             --       350,885          7.9
Tim James Higham......................      179,209           4.1             --       179,209          4.1
Cameron M. Harris & Company(14).......      172,182           3.9             --       172,182          3.9
Dominion Capital Fund, LTD.(15).......      377,679           8.6                      377,679          8.6
Sovereign Partners, L.P.(16)..........      125,892           2.9                      125,892          2.9
Ladenburg Thalmann & Co. Inc.(17).....      100,000           2.3             --       100,000          2.3
The Malachi Group, Inc.(18)...........       50,000           1.1             --        50,000          1.1
All executive officers and directors
  as a group (8 persons)..............    1,004,049          22.7%            --     1,004,049         22.7%

---------------

   * Less than 1%.
 (1) Except as otherwise noted, the street address of the named beneficial owner is Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305.
 (2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of December 13, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (3) The number and percentage of Common Stock beneficially owned assumes that the remaining unconverted Series A Preferred Stock is converted into an aggregate of 428,571 shares of Common Stock at a Series A Preferred Conversion Price of $3.50, which is the Series a Preferred Conversion Price that would be effective if the Company received notice of conversion of the Series A Preferred Stock after the close of trading on June 2, 1998 and further assumes the issuance of 625,000 shares of Common Stock upon exercise of the Offered Warrants. The Series A Preferred Conversion Price is variable, and the number of shares issuable upon conversion of the Series A Preferred Stock will increase if the average closing bid price of the Company's Common Stock is less than $3.50 per share for the five trading days immediately prior to issuance. See "Description of Securities -- Series A Preferred Stock".
 (4) Excludes 10,000 shares of Common Stock issuable upon the exercise of an option outstanding as of April 23, 1998 at an exercise price of $4.06 per share which is not currently exercisable and which becomes exercisable more than 60 days following the date of the date of this Prospectus.

 (5) Excludes 14,000 shares of Common Stock issuable upon the exercise of options outstanding as of April 23, 1998 at a weighted average exercise price of $4.61 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.
 (6) Excludes 25,000 shares of Common Stock issuable upon the exercise of options outstanding as of April 23, 1998 at a weighted average exercise price of $4.45 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.
 (7) Excludes 25,000 shares of Common Stock issuable upon the exercise of a options outstanding as of April 23, 1998 at a weighted average exercise price of $4.45 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.
 (8) Includes 1,250 shares of Common Stock issuable upon the exercise of an option outstanding as of April 23, 1998 at an exercise price of $6.00 per share. Excludes 18,750 shares of Common Stock issuable upon the exercise of options outstanding as of April 23, 1998 at a weighted average exercise price of $5.07 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus. Also excludes an indeterminate number of shares of Common Stock which may be issued in connection with the Company's acquisition of HISS. See "Certain Transactions."
 (9) Includes 5,000 shares of Common Stock issuable upon the exercise of an option outstanding as of April 23, 1998 at an exercise price of $6.50 per share which is currently exercisable. Excludes 5,000 shares of Common Stock issuable upon the exercise of an option outstanding as of April 23, 1998 at an exercise price of $6.50 per share which is not currently exercisable and which becomes exercisable more than 60 days following the date of the date of this Prospectus.
(10) Excludes 60,000 shares of Common Stock issuable upon the exercise of options outstanding as of April 23, 1998 at a weighted average exercise price of $5.10 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.
(11) Excludes 25,000 shares of Common Stock issuable upon the exercise of options outstanding as of April 23, 1998 at a weighted average exercise price of $4.84 per share, which are not currently exercisable and which become exercisable more than 60 days following the date of this Prospectus.
(12) The address of this security holder is 1276 50th Street, Brooklyn, NY 11219. Includes 400,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants at an exercise price of $4.00 per share for 200,00 of the shares of Common Stock issuable thereunder and $6.00 per share for the remaining 200,000 shares of Common Stock issuable thereunder.
(13) The address of this stockholder is 81 Main Street White Plains, NY 10601. Includes 335,052 shares of Common Stock owned by Margery Germain, the wife of Mr. Germain, as to which shares Mr. Germain disclaims beneficial ownership.
(14) The address of this stockholder is 6 Olmstead Road Scarsdale, NY 10583. Includes 15,833 shares of Common Stock owned by Mark Germain.
(15) The address of this shareholder is Bahamas Financial Centre, Third Floor, Charlotte & Shirley Street, Nassau, Bahamas CB-13136. Represents shares of Common Stock issuable upon conversion of an aggregate 11,250 shares of Series A Preferred Stock. The number of shares of Common Stock represented as beneficially owned by this shareholder is estimated based upon an assumed Series A Preferred Conversion Price of $3.50. Also includes 56,250 shares of Common Stock issuable upon the exercise of warrants at a weighted average exercise price of $14.72604 per share.
(16) The address of this shareholder is Bahamas Financial Centre, Third Floor, Charlotte & Shirley Street, Nassau, Bahamas CB-13136. Represents shares of Common Stock issuable upon conversion of 3,750 shares of Series A Preferred Stock held by the shareholder. The number of shares of Common Stock represented as beneficially owned by this shareholder is estimated based upon an assumed Series A Preferred Conversion Price of $3.50. Also includes 18,750 shares of Common Stock issuable upon the exercise of warrants at a weighted average exercise price of $14.72604 per share.

(17) The address of this shareholder is 35th Floor, 590 Madison Avenue, New York, NY 10022. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $7.20 per share.
(18) The address of this shareholder is Suite 1132, 3390 Peachtree Road NE, Atlanta, GA 30326. Includes 50,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price $15.825 per share.
(19) The address of this shareholder is 6400 Fairview Road, P.O. Box 220748, Charlotte, NC 28222-0748.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of June 2, 1998, the Company had issued and outstanding 4,414,883 shares of Common Stock and 20,000 shares of Series A Preferred Stock. As of May 8, 1998, there were 44 holders of record of shares of Common Stock and two holders of record of the Series A Preferred Stock.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Company has designated 20,000 shares of its preferred stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In transactions completed in December 1997, the Company issued 20,000 shares of the Series A Preferred Stock for aggregate consideration of $2,000,000. See "Recent Sale of Series A Preferred Stock." The shares of Series A Preferred Stock have the designations, rights and preferences described below. As of June 2, 1998, 15,000 shares in the aggregate amount of $1,500,000 remain outstanding and unconverted.

  DIVIDENDS

     The holders of the Series A Preferred Stock are entitled to receive dividends pari passu, on an as-converted basis, with any dividend which shall be declared and paid upon or set aside for the Common Stock in any year, when, as, and if declared by the Board of Directors of the Company out of funds legally available for that purpose, with each share of Series A Preferred Stock being entitled to receive dividends based on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted on the record date for the dividend. Dividends shall be payable in cash, stock or otherwise in an amount not less than the per share amount, if any, of any cash, stock, or other dividend declared on the Common Stock during such fiscal year.

  LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or not, the holders of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $100.00 for each outstanding share of Series A Preferred Stock (as equitably adjusted for stock splits, combinations or similar events and hereafter individually referred to as the "Original Issue Price") plus, in each case, all declared and unpaid dividends, if any (such amount being herein referred to as the "Series A Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the Series A Preference, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate Original Issue Price of Series A Preferred Stock held by each holder. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of all series of Preferred Stock of the full amount of the Series A Preference, assets or surplus funds remain in the Company, all such remaining assets and surplus funds shall be distributed ratably among the holders of the Common Stock. A liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, and to include, the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or reorganization (other than a merger which solely effects a change of domicile) or consolidation, where, after such merger or consolidation, less than 50% of the surviving entity is held by persons who were stockholders of the Company immediately before the merger, consolidation or reorganization.

  VOTING RIGHTS

     The holders of shares of Series A Preferred Stock have no voting rights.

  CONVERSION

     Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100 divided by (b) the then-applicable Conversion Price. The Conversion Price shall equal the lesser of: (i) 75% of the average closing bid price of the Common Stock for the five trading days ending on the day the Company actually receives a conversion notice, or (ii) $3.00 (the "Fixed Conversion Price". However, if the Registration Statement is not declared effective by the Commission by May 16, 1998, then the Fixed Conversion Price shall be $3.00 per share. Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock of the Company, at the election of the Company, wherein the shares of Common Stock shall be valued at the Closing Price on the day the Company actually receives a conversion notice. The Series A Preferred Stock shall be convertible on a non-cumulative basis into shares of Common Stock according to the following conversion table (the "Conversion Table" or "Gating Restrictions"): (i) the first 25% at any time within thirty (30) days after the effective date (the "Registration Effective Date") and thereafter no more than 25% of the Series A Preferred Stock shall be convertible on a non-cumulative basis into shares of Common Stock during any thirty (30) day period thereafter. However, in the event that the Closing Price of the Common Stock as reported by NASDAQ or on other securities exchanges or markets on which the Common Stock is listed for the previous five (5) trading days is $3.50 or greater, the foregoing Gating Restrictions shall not apply as long as the Closing Price for the previous five
(5) trading days is $3.50 or greater.

     As long as there is no Material Default by the Company which remains uncured by the Company within thirty (30) days from the date written notice is sent to the Company from the holder of Debentures (excepting such material default by virtue of the failure of the Company to register the shares of Common Stock with the U.S. Securities Exchange Commission through and until June 30, 1998 pursuant to the Registration Rights

Agreement), the holder of Debentures or its affiliates shall not, directly or indirectly, engage in any short or other hedging transaction, such as option writing, equity swaps or other types of derivative transactions in the Common Stock or other securities of the Company or acquire or establish any "put equivalent position" within the meaning of Rule 16a-1 promulgated under the 1934 Act. Material Default shall mean (i) the failure of the Company to deliver, from time to time, Common Stock pursuant to a valid Conversion Notice within 30 days of the Delivery Date or (ii) a failure of the Company to cause the Registration Statement to become effective by June 30, 1998.

  ANTIDILUTION ADJUSTMENTS

     The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment for stock splits, stock dividends, any distribution payable in securities of the Company other than shares of Common Stock and provision is not made for payment of such distribution to holders of the Series A Preferred Stock on an as-converted basis or any change of the Common Stock into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above).

  REDEMPTION

     The Company shall have the right to call for redemption all or any part of the outstanding Series A Preferred Stock, at any time or from time to time, including after receipt of a conversion notice, prior to the issuance shares of Common Stock upon conversion of the Series A Preferred Stock. The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed shall be equal to (a) the sum of $100 per share, plus all accrued but unpaid dividends thereon up to and including the Redemption Date (as defined below), multiplied by (b) one hundred twenty-five (125%) percent. The Redemption Price shall be payable in cash within ten business days following the date the Company initiates the delivery of a redemption notice to the holders of Series A Preferred Stock.

WARRANTS

     In connection with the completion with the Company's initial public offering, the Company granted its underwriter, Ladenburg Thalmann & Co. Inc., the Underwriter Warrants to acquire 100,000 shares of the Company's Common Stock at an exercise price of $7.20 per share. The exercise price is subject to adjustment under certain circumstances. The Underwriter Warrants expire on May 12, 2002 if not earlier exercised.

     In connection with the completion of the Debenture Sale, the Company issued to First Granite Securities, Inc., an entity designated by the holder of the Debentures, the Debenture Warrants to acquire an aggregate 400,000 shares of Common Stock (the "First Granite Debenture Warrants"). Of the Debenture Warrants, warrants to acquire an aggregate 200,000 shares are exercisable at a price of $4.00 per share and warrants to acquire an aggregate 200,000 shares are exercisable at a price of $6.00 per share. The exercise price of the Debenture Warrants is subject to adjustment. If not earlier exercised, the Debenture Warrants expire on October 27, 2000. Pursuant to an agreement dated April 8, 1998, in the event that the Company agrees to adjust the exercise price of the Series A Preferred Stock Warrants to an exercise price below $5.00 (the "Reduced Exercise Price"), the Company has agreed to amend the exercise price of any unexercised First Granite Debenture Warrants to the Reduced Exercise Price.

     In connection with the completion of the sale of the Series A Preferred Stock, the Company issued the Series A Preferred Stock Warrants. The Series A Preferred Stock Warrants represent the right to acquire an aggregate 125,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase the remaining 62,500 shares having an exercise price equal to $15.825. The Series A Preferred Stock Warrants will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. The Company intends to register the shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants together with the shares of Series A Preferred Stock. See "-- Registration Rights."

     In connection with the purchase of InsureRate common stock by HDA and as an inducement for HDA to enter into the Web Development and Hosting Services Agreement, HomeCom granted to HDA the InsureRate Warrants. The InsureRate Warrants represent the right to purchase 25,000 shares of Common Stock of HomeCom for an aggregate purchase price of $92,500. HDA may exercise its right to purchase such shares subject to the following vesting schedule: (i) 8,333.33 shares are purchasable as of January 23, 1999; (ii) 8,333.33 shares are purchasable as of January 23, 2000; and (iii) 8,333.33 shares are purchasable as of January 23, 2001. The InsureRate Warrants expires on March 31, 2001 if not earlier exercised.

LIMITATIONS ON LIABILITY OF DIRECTORS

     The Company's Restated Certificate of Incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of duties to the Company, it does not eliminate those duties. Accordingly, the Restated Certificate of Incorporation should not affect the availability of equitable remedies, such as injunction or rescission, based on a director's breach of the duty of care. However, equitable remedies may not provide stockholders adequate monetary compensation for damages caused by breach of duties to the Company. The Company's Restated Bylaws contain provisions requiring the indemnification of the Company's directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. These provisions do not apply to liabilities under federal securities laws. The Company believes that these Restated Certificate of Incorporation and Bylaws provisions are necessary to attract and retain qualified persons as directors and officers of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until twelve months after the date it is adopted. Neither the Restated Certificate of Incorporation nor the Restated Bylaws of the Company contains any such exclusion, although the Board of Directors has excluded the stockholders of the Company prior to the offering from the coverage of Section 203.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Offered Shares. The Offered Shares may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Offered Shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Offered Shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Offered Shares may be deemed to be "underwriters," and any profits on the sale of the Offered Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Selling Securityholders have advised the Company that the Offered Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Offered Shares may be sold by one or more of the following methods, without limitation:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Offered Shares is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Offered Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Offered Shares by the Selling Securityholders. There is no assurance that any Selling Securityholders will sell any or all of the Offered Shares offered by it hereunder or that any such Selling Securityholders will not transfer, devise or gift such Offered Shares by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Offered Shares by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Offered Shares to engage in market-making activities with respect to the particular Offered Shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Offered Shares and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Agreement and Plan of Reorganization, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Offered Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Sims Moss Kline & Davis a limited liability partnership, Atlanta, Georgia.

                                    EXPERTS

     The balance sheets as of December 31, 1996 and 1997 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, included in this Registration Statement, have been included herein in reliance on the report, which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

     This Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Debentures, the Series A Preferred Stock and the shares of Common Stock offered by such Registration Statements, reference is made to the Registration Statements and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference. Copies of the Registration Statements, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                          HOMECOM COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS:
Report of Independent Accountants...........................   F-2
Balance Sheets as of December 31, 1996 and 1997.............   F-3
Statements of Operations for Each of the Three Years in the
  Period Ended December 31, 1997............................   F-4
Statements of Stockholders' Equity (Deficit) for Each of the
  Three Years in the Period Ended December 31, 1997.........   F-5
Statements of Cash Flows for Each of the Three Years in the
  Period Ended December 31, 1997............................   F-6
Notes to Financial Statements...............................   F-7

UNAUDITED INTERIM FINANCIAL STATEMENTS:
Balance Sheets as of March 31, 1998 and December 31, 1997...  F-17
Statements of Operations for the Three Month Periods Ended
  March 31, 1998 and 1997...................................  F-18
Statements of Cash Flows for the Three Month Periods Ended
  March 31, 1998 and 1997...................................  F-19
Notes to Financial Statements...............................  F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HOMECOM COMMUNICATIONS, INC.

     We have audited the accompanying balance sheets of HomeCom Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeCom Communications, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from operations since its incorporation and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
March 13, 1998

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  332,377     $3,187,948
  Accounts receivable.......................................      488,254        470,839
  Other current assets......................................          621             --
                                                               ----------     ----------
          Total current assets..............................      821,252      3,658,787
FURNITURE, FIXTURES AND EQUIPMENT, NET......................      359,260        627,624
SOFTWARE DEVELOPMENT COSTS, NET.............................       81,520         31,778
DEPOSITS....................................................       57,527         55,731
DEFERRED DEBT ISSUE COSTS...................................           --        248,359
DEFERRED OFFERING COSTS.....................................      406,963             --
OTHER NON-CURRENT ASSETS....................................           --         42,500
                                                               ----------     ----------
          Total assets......................................   $1,726,522     $4,664,779
                                                               ==========     ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................   $  649,794     $  427,886
  Accrued salaries and payroll taxes payable................      309,377        235,103
  Accrued vacation..........................................       14,935         29,077
  Current portion of notes payable to stockholders..........      989,904             --
  Current portion of note payable to bank...................       13,614             --
  Unearned revenue..........................................      133,170        190,978
  Current portion of obligations under capital leases.......       15,140         53,813
                                                               ----------     ----------
          Total current liabilities.........................    2,125,934        936,857
CONVERTIBLE DEBENTURES, NET OF DISCOUNT OF $122,778.........           --      1,577,222
NOTE PAYABLE TO STOCKHOLDERS AND AFFILIATES.................       55,677             --
NOTE PAYABLE TO BANK........................................       47,032             --
OTHER LIABILITIES...........................................       73,424        119,141
OBLIGATIONS UNDER CAPITAL LEASES............................       45,124         74,787
                                                               ----------     ----------
          Total liabilities.................................    2,347,191      2,708,007
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.0001 par value, 15,000,000 shares
     authorized, 1,923,063 and 2,956,396 shares issued and
     outstanding at December 31, 1996 and 1997,
     respectively...........................................          192            295
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, 20,000 shares issued and outstanding at
     December 31, 1997; participating; $2,000,000
     liquidation value......................................           --            200
  Additional paid-in capital................................      472,726      7,800,542
  Subscriptions receivable..................................     (468,004)      (337,501)
  Accumulated deficit.......................................     (625,583)    (5,506,764)
                                                               ----------     ----------
          Total stockholders' equity (deficit)..............     (620,669)     1,956,772
                                                               ----------     ----------
          Total liabilities and stockholders' equity
            (deficit).......................................   $1,726,522     $4,664,779
                                                               ==========     ==========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                   YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                DECEMBER 31, 1995   DECEMBER 31, 1996   DECEMBER 31, 1997
                                                -----------------   -----------------   -----------------
NET SALES:
  Service sales...............................     $  327,574          $2,112,878          $ 2,792,306
  Equipment sales.............................             --             185,977               86,322
                                                   ----------          ----------          -----------
          Total net sales.....................        327,574           2,298,855            2,878,628
                                                   ----------          ----------          -----------
COST OF SALES:
  Cost of services............................         59,871             546,409            1,645,646
  Cost of equipment sold......................             --             128,938               68,974
                                                   ----------          ----------          -----------
          Total cost of sales.................         59,871             675,347            1,714,620
                                                   ----------          ----------          -----------
GROSS PROFIT..................................        267,703           1,623,508            1,164,008
                                                   ----------          ----------          -----------
OPERATING EXPENSES:
  Sales and marketing.........................        124,253             845,690            1,367,247
  Product development.........................         20,239              78,887              435,810
  General and administrative..................        121,313           1,194,728            3,553,473
  Depreciation and amortization...............          3,722              85,068              238,537
                                                   ----------          ----------          -----------
          Total operating expenses............        269,527           2,204,373            5,595,067
                                                   ----------          ----------          -----------
OPERATING LOSS................................         (1,824)           (580,865)          (4,431,059)
OTHER EXPENSES (INCOME)
  Interest expense............................          3,469              51,272              543,420
  Other expense (income), net.................            147              (6,554)             (93,298)
                                                   ----------          ----------          -----------
LOSS BEFORE INCOME TAXES......................         (5,440)           (625,583)          (4,881,181)
INCOME TAXES..................................             --                  --                   --
                                                   ----------          ----------          -----------
NET LOSS......................................     $   (5,440)         $ (625,583)         $(4,881,181)
                                                   ==========          ==========          ===========
BASIC AND DILUTED LOSS PER SHARE..............     $     (.00)         $     (.34)         $     (1.88)
                                                   ==========          ==========          ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....      1,850,447           1,862,223            2,602,515
                                                   ==========          ==========          ===========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                               PREFERRED STOCK       COMMON STOCK        ADDITIONAL
                                               ---------------   ---------------------    PAID-IN
                                               SHARES   AMOUNT    SHARES      AMOUNT      CAPITAL
                                               ------   ------   ---------   ---------   ----------
BALANCE, December 31, 1994...................       0       0        1,000   $  27,706
Net loss.....................................      --      --           --          --           --
                                               ------    ----    ---------   ---------   ----------
BALANCE, December 31, 1995...................       0       0        1,000      27,706            0
Conversion from S to C Corporation...........                                            $  (22,892)
Issuance of stock............................                       19,663     468,104
Net loss
Stock split and recapitalization to $0.0001
  par value..................................      --      --    1,902,400    (495,618)     495,618
                                               ------    ----    ---------   ---------   ----------
BALANCE, December 31, 1996...................       0       0    1,923,063         192      472,726
Conversion of note payable to common
  shares.....................................                       33,333           3      199,997
Issuance of common shares, net of offering
  costs......................................                    1,000,000         100    4,672,489
Issuance of preferred shares, net of offering
  costs......................................  20,000    $200                             1,799,052
Issuance of warrants and compensatory stock
  options....................................                                                89,611
Cancellation of subscriptions receivable
  under employment agreements
Favorable conversion feature of convertible
  debentures.................................                                               566,667
Net loss.....................................      --      --           --          --           --
                                               ------    ----    ---------   ---------   ----------
BALANCE, December 31, 1997...................  20,000    $200    2,956,396   $     295   $7,800,542
                                               ======    ====    =========   =========   ==========

                                                       SUBSCRIPTIONS   ACCUMULATED   TOTAL STOCKHOLDERS'
                                                        RECEIVABLE       DEFICIT      EQUITY (DEFICIT)
                                                       -------------   -----------   -------------------
BALANCE, December 31, 1994...........................           --     $   (17,452)      $    10,254
Net loss.............................................           --          (5,440)           (5,440)
                                                         ---------     -----------       -----------
BALANCE, December 31, 1995...........................            0         (22,892)            4,814
Conversion from S to C Corporation...................                       22,892                --
Issuance of stock....................................    $(468,004)                              100
Net loss.............................................                     (625,583)         (625,583)
Stock split and recapitalization to $0.0001 par
  value..............................................           --              --                --
                                                         ---------     -----------       -----------
BALANCE, December 31, 1996...........................     (468,004)       (625,583)         (620,669)
Conversion of note payable to common shares..........                                        200,000
Issuance of common shares, net of offering costs.....                                      4,672,589
Issuance of preferred shares, net of offering
  costs..............................................                                      1,799,252
Issuance of warrants and compensatory stock
  options............................................                                         89,611
Cancellation of subscriptions receivable under
  employment agreements..............................      130,503                           130,503
Favorable conversion feature of convertible
  debentures.........................................                                        566,667
Net loss.............................................           --      (4,881,181)       (4,881,181)
                                                         ---------     -----------       -----------
BALANCE, December 31, 1997...........................    $(337,501)    $(5,506,764)      $ 1,956,772
                                                         =========     ===========       ===========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                               YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996           1997
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $ (5,440)     $(625,583)    $(4,881,181)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation..............................................       3,722         79,064         183,262
  Amortization of assets under capital leases...............          --          6,004          55,275
  Amortization of software development costs................          --          2,662         218,576
  Amortization of debt discount.............................          --             --         443,889
  Amortization of debt issue costs..........................          --             --          22,578
  Provision for bad debts...................................       2,485        104,360         244,893
  Cancellation of subscriptions receivable under employment
    agreements..............................................          --             --         130,501
  Deferred rent expense.....................................          --         73,424          45,717
  Change in operating assets and liabilities:
    Accounts receivable.....................................     (88,810)      (506,289)       (227,478)
    Accounts payable and accrued expenses...................      14,287        316,641        (221,908)
    Accrued salaries and payroll taxes payable..............      25,010        284,367         (74,274)
    Unearned revenue........................................      42,479         90,691          57,808
    Other...................................................        (148)       (41,266)        (21,674)
                                                                --------      ---------     -----------
         Net cash used in operating activities..............      (6,415)      (215,925)     (4,024,016)
                                                                --------      ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture, fixtures and equipment............     (33,737)      (349,646)       (387,209)
  Software development costs................................          --        (84,182)       (168,834)
                                                                --------      ---------     -----------
         Net cash used in investing activities..............     (33,737)      (433,828)       (556,043)
                                                                --------      ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common shares, net of underwriting
    discounts and commissions...............................                        100       5,520,000
  Payment of deferred offering costs........................          --        (88,096)       (415,448)
  Proceeds from issuance of preferred shares and warrants...          --             --       2,000,000
  Payment of preferred stock issue costs....................          --             --        (190,748)
  Proceeds from issuance of convertible debentures and
    warrants................................................          --             --       1,700,000
  Payment of deferred debt issue costs......................          --             --        (220,937)
  Proceeds from note payable................................          --         70,000              --
  Repayment of note payable.................................          --         (9,354)        (60,646)
  Proceeds from notes payable to stockholders...............     163,497        889,904         490,000
  Repayment of notes payable to stockholders................      (2,705)        (5,115)     (1,335,581)
  Repayment of capital lease obligations....................          --         (4,404)        (51,010)
                                                                --------      ---------     -----------
         Net cash provided by financing activities..........     160,792        853,035       7,435,630
                                                                --------      ---------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     120,640        203,282       2,855,571
CASH AND CASH EQUIVALENTS at beginning of period............       8,455        129,095         332,377
                                                                --------      ---------     -----------
CASH AND CASH EQUIVALENTS at end of period..................    $129,095      $ 332,377     $ 3,187,948
                                                                ========      =========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON
  CASH INVESTING AND FINANCING ACTIVITIES:
  Cash paid during the period for interest..................    $  3,469      $   6,277     $    56,365
                                                                ========      =========     ===========
Capital lease obligations incurred during year on lease of
  computer equipment........................................          --      $  64,667     $   119,346
                                                                ========      =========     ===========
Conversion of notes payable to affiliate to common stock....          --             --     $   200,000
                                                                ========      =========     ===========
Issuance of warrants and compensatory stock options.........          --             --     $    89,611
                                                                ========      =========     ===========

   The accompanying notes are an integral part of these Financial Statements

                          HOMECOM COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DESCRIPTION OF BUSINESS

     HomeCom Communications, Inc. (the "Company") develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet services in one business segment in five integrated areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet-enabled software products; and security consulting and integration services.

  BASIS OF PRESENTATION -- GOING CONCERN

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred net losses from operations since its incorporation, has an accumulated deficit at December 31, 1997, and has used substantial cash in its operations which raises substantial doubt about the Company's ability to continue as a going concern. Management believes that future debt and equity offerings, successful commercialization of its products and services, and sales of non-strategic service lines will generate the required capital necessary to continue as a going concern.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  ACCOUNTS RECEIVABLE, NET

     Accounts receivable are shown net of the allowance for doubtful accounts. The allowance was $106,845 and $160,551 at December 31, 1996 and 1997, respectively.

  FURNITURE, FIXTURES AND EQUIPMENT, NET

     Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three to five years). Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

  SOFTWARE DEVELOPMENT COSTS, NET

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting For Costs of Computer Software To Be Sold, Leased, or

                          HOMECOM COMMUNICATIONS, INC.

Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. Amortization of capitalized software development costs totaled $2,662 and $218,576 in 1996 and 1997, respectively. These expenses are included in cost of sales. As of December 31, 1997, software development costs were $31,778, net of $221,238 of accumulated amortization.

  DEFERRED DEBT ISSUE COSTS

     Costs in connection with the Company's offering of convertible debentures have been deferred and will be amortized over the term of the debt. As of December 31, 1997, deferred debt issue costs were $248,359, net of amortization of $22,578.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for the Company's notes payable and capital lease obligations approximate fair value.

  REVENUE RECOGNITION

     The Company recognizes revenues on web page development and specialized software application contracts using the percentage-of-completion method. The percentage of completion is determined by relating the actual hours of work performed to date to the current estimated hours at completion of the respective contracts. Earned revenue is based on the percentage that incurred hours to date bear to total estimated hours after giving effect to the most recent estimates of total hours. Earned revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. If estimated total costs on any of these contracts indicate a loss, the entire amount of the estimated loss is recognized immediately. Revenues related to other services are recognized as the services are performed. Revenues from equipment sales and related costs are recognized when products are shipped to the customer. Unearned revenue, as reflected on the accompanying balance sheet, represents the amount of billings recorded on contracts in advance of services being performed.

  ADVERTISING EXPENSES

     All advertising costs are expensed when incurred. Advertising expenses were approximately $211,000 and $724,000 for the years ended December 31, 1996 and 1997, respectively.

  INCOME TAXES

     Prior to February 9, 1996, the Company qualified as an S Corporation for federal and state income tax purposes. Accordingly, no provision was made for income taxes for its operations prior to February 9, 1996. Effective February 9, 1996, the Company converted from an S corporation to a C corporation for income tax purposes and is, therefore, subject to corporate income taxes. Deferred income tax assets and liabilities reflect differences between the bases of the Company's assets and liabilities for financial reporting and income tax purposes. The net deferred income tax asset of approximately $2,080,000 at December 31, 1997 is primarily due to operating loss carryforwards generated since February 9, 1996 and is fully offset by a valuation allowance. The effect of a change in the valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years would be included in income in that period.

                          HOMECOM COMMUNICATIONS, INC.

     As a result of termination of the S Corporation in February 1996, the accumulated deficit as of that date was transferred to additional paid-in capital.

  BASIC AND DILUTED EARNINGS PER SHARE

     Basic and diluted earnings per share ("EPS") are calculated according to the provisions of Statement of Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to the net loss position of the Company for each of the three years in the period ending December 31, 1997, the numerator and denominator is the same for both basic and diluted EPS.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130") was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 130 is not expected to have a material effect on the Company's disclosures.

     In June 1997, Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") was issued. FAS 131 is designed to improve the information provided in financial statements about the different types of business activities in which the enterprise engages and economic environments in which the enterprise operates, and is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 131 is not expected to have a material effect on the Company's disclosures.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions, and is effective for transactions entered into in fiscal years beginning after December 31, 1997. The adoption of SOP 97-2 is not expected to have a material effect on the Company's financial statements.

     In early 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 31, 1998. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

  OTHER MATTERS

     Certain prior year amounts have been reclassified to conform to current year presentation.

2.  FURNITURE, FIXTURES AND EQUIPMENT, NET:

     Furniture, fixtures and equipment, net, are comprised of the following as of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Furniture and fixtures......................................  $145,066   $191,107
Computer equipment..........................................   238,317    579,486
Computer equipment under capital leases.....................    64,667    184,012
                                                              --------   --------
                                                               448,050    954,605
Less: accumulated depreciation and amortization.............   (88,790)  (326,981)
                                                              --------   --------
                                                              $359,260   $627,624
                                                              ========   ========

                          HOMECOM COMMUNICATIONS, INC.

3.  NOTES PAYABLE:

     Notes payable are comprised of the following as of:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Convertible debentures (interest accrues at 5%; 19%
  effective rate), payable September 22, 2000,
  non-collateralized, convertible at the option of the
  holders into shares of the Company's common stock, net of
  unamortized discount of $122,778 (See note 6).............          --   $1,577,222
Promissory note payable to a spouse of a stockholder
  (interest accrues at 8%); the Company issued 33,333 shares in satisfaction of the principal amount payable under the
  note in May 1997..........................................  $  200,000           --
Promissory notes payable to stockholders and affiliates
  (interest accrues at 8%), balance paid during May 1997....     789,904           --
Promissory notes payable to a stockholder (interest accrues
  at the prime rate plus 1%), balance paid during May
  1997......................................................      55,677           --
Promissory note payable to a bank (interest accrues at the
  prime rate plus 1.5%), balance paid during May 1997.......      60,646           --
                                                              ----------   ----------
                                                               1,106,227    1,577,222
Less current maturities of notes payable....................   1,003,518           --
                                                              ----------   ----------
                                                              $  102,709   $1,577,222
                                                              ==========   ==========

     Future principal payments on notes payable at December 31, 1997 are as follows:

1998........................................................          --
1999........................................................          --
2000........................................................  $1,700,000
2001........................................................          --
2002........................................................          --

4.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2003. During 1997, the Company entered into several capital leases to purchase computer equipment.

                          HOMECOM COMMUNICATIONS, INC.

     Future minimum lease payments under capital and operating leases are as follows as of December 31, 1997:

                                                              CAPITAL    OPERATING
                                                               LEASES      LEASES
                                                              --------   ----------
1998........................................................  $ 62,136   $  582,308
1999........................................................    60,190      596,917
2000........................................................    15,937      606,634
2001........................................................       537      410,261
2002........................................................        --      254,324
                                                              --------   ----------
          Total minimum lease payments......................   138,800   $2,450,444
                                                                         ==========
Less amount representing interest...........................   (10,200)
                                                              --------
Present value of minimum lease payments.....................   128,600
Less: current portion.......................................   (53,813)
                                                              --------
                                                              $ 74,787
                                                              ========

     During May 1997, the Company executed five-year leases for new office space in New York City, Vienna, Virginia and Atlanta, Georgia. The total amount of the base rent payments is being charged to expense on a straight-line method over the term of these leases. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the leases.

     Rental expense under operating leases was $22,188, $226,700 and $506,844, for the years ended December 31, 1995, 1996 and 1997, respectively.

     Various legal proceedings may arise in the normal course of business. Additionally, the Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

5.  CONCENTRATION OF CREDIT RISKS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

     The Company places its cash and cash equivalents with quality financial institutions.

     Concentration of credit risk with respect to trade receivables is monitored by the Company through ongoing credit evaluations of its customers' financial condition. The Company's sales to its five largest customers represented approximately 26% and 15% of total revenues for the years ended December 31, 1996 and 1997, respectively. No company accounted for more than 10% of the revenues of the Company during

                          HOMECOM COMMUNICATIONS, INC.

1997. The five most significant customer balances represented approximately 39% and 26% of the accounts receivable balance at December 31, 1996 and 1997, respectively.

6.  EQUITY AND CONVERTIBLE DEBT TRANSACTIONS:

     All share and per share amounts presented below have been adjusted to reflect the 93.07-for-one stock split effective September 11, 1996.

     During 1995, the Company issued warrants to its former Board of Advisors to purchase 37,228 shares of common stock for total consideration of $4.00. The warrants were granted at the fair market value of the common stock at the time of issuance. These warrants were exercised in August 1996.

     During February 1996, the Company issued 707,332 additional shares to the previous sole stockholder, 93,070 shares to an executive officer of the Company pursuant to the exercise of options granted in connection with the founding of the Company, and 893,472 shares to four private investors.

     In August 1996, the Company sold to certain key employees an aggregate of 102,855 shares of common stock for an aggregate consideration of $468,004, payable through the issuance of promissory notes payable in four equal installments, bearing interest at 8% per annum and secured by the shares of common stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that, assuming continued employment with the Company, for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. For financial reporting purposes, these notes receivable have been presented as a separate component of stockholders' equity.

     In September 1996, the Company amended and restated its Certificate of Incorporation (i) to reclassify its common stock from no par value stock to stock with a par value of $0.0001 per share, (ii) to increase the authorized shares of common stock to 15,000,000, and (iii) to authorize the issuance of 1,000,000 shares of $0.01 par value preferred stock. In addition, the Board of Directors approved a 93.07-for-one stock split effected in the form of a stock dividend, whereby each common stockholder of record as of September 11, 1996 received 92.07 additional shares of common stock for each share owned as of the record date. As a result of the stock split and recapitalization, 1,902,400 shares were issued and $495,618 was transferred from Common Stock to Paid-in Capital. Weighted average common shares outstanding and per share amounts for all periods presented have been restated to reflect the stock split.

     In May 1997, the Company completed an initial public offering of its common stock. The Company issued 1,000,000 shares at an initial public offering price of $6.00 per share. The total proceeds of the offering, net of underwriting discounts, commissions and offering expenses, were approximately $4,700,000. The Company used a portion of the proceeds from the initial public offering to repay outstanding principal amounts of approximately $1,300,000 loaned to the Company by stockholders and affiliates plus accrued interest of approximately $65,000. The Company issued 33,333 shares of common stock as payment in full of the outstanding principal balance of a $200,000 loan from an investor.

     In connection with the completion with the Company's initial public offering, the Company granted its underwriter warrants to acquire 100,000 shares of the Company's common stock at an exercise price of $7.20

                          HOMECOM COMMUNICATIONS, INC.

per share. The exercise price is subject to adjustment under certain circumstances. These warrants expire on May 12, 2002 if not earlier exercised.

     In September 1997, the Company issued $1,700,000 of 5% convertible debentures due September 22, 2000. The debentures are convertible into shares of the Company's common stock at the lesser of (a) 75% of the closing bid price of the common stock on the Nasdaq SmallCap(TM) Market for the three trading days preceding notice of conversion; or (b) $4.00. The number of shares issuable upon conversion of the debentures is equal to the aggregate principal balance of the debentures divided by the conversion price. Net proceeds to the Company from the issuance of the debentures totaled approximately $1,500,000. Outstanding principal and interest on the debentures is payable on September 22, 2000. The debentures are convertible at the option of the holders. Due to the beneficial conversion feature of the debentures, a portion of the proceeds ($566,667) has been allocated to additional paid-in capital. The corresponding discount on the debentures will be amortized over the period from the date the debentures first become convertible as a non-cash charge to interest expense. Events of default include, among others, the common stock of the Company being delisted from trading on the Nasdaq SmallCap(TM) Market, unless it is there upon admitted to trading on a national stock exchange, or waived by the holders. In connection with the issuance of the debentures, the Company agreed to issue to a broker designated by the purchaser of the debentures three-year warrants to acquire an aggregate 400,000 shares of common stock. These warrants were issued in October 1997. Of these warrants, warrants to purchase an aggregate 200,000 shares of common stock are exercisable at a price of $4.00 per share, and warrants to purchase the remaining 200,000 shares of common stock are exercisable at a price of $6.00 per share. If not earlier exercised, the warrants expire on October 27, 2000.

     In December 1997, the Company issued 20,000 shares of its Series A preferred stock for an aggregate purchase price of $2,000,000. Costs in connection with the offering have been netted against the gross proceeds of the offering. Net proceeds to the Company from the Series A preferred sale were approximately $1,800,000.

     The Series A preferred stock is convertible at the option of the holder into a number of shares of common stock equal to the quotient of (a) the product of the number of shares of Series A preferred stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The Series A preferred conversion price is the lesser of (i) 80% of the average closing bid price of the Company's common stock for the five trading days ending on the day the Company actually receives a conversion notice; or (ii) $14.50625. The Series A preferred conversion price is subject to adjustment under certain circumstances. A discount of $500,000 results from an allocation of the proceeds to the beneficial conversion feature. This discount is analogous to a dividend and will be recognized as a return to the Series A preferred holders over the minimum period such holders realize that return. The shares may be redeemed by the Company at a price equal to 125% of the sum of the liquidation value of $100 per share plus all accrued and unpaid dividends.

     In connection with the issuance and sale of the Series A preferred stock, the Company granted the Series A preferred warrants to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of common stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of common stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. The Series A preferred stock warrants will expire on December 31, 2000.

     The 625,000 warrants issued in 1997 were at a weighted average exercise price and weighted average fair value of $7.39 and $.14, respectively. At December 31, 1997, 550,000 of the warrants are exercisable.

7.  STOCK OPTION PLANS

     The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to officers, key employees

                          HOMECOM COMMUNICATIONS, INC.

and consultants. The Company has reserved 600,000 shares of common stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

     During 1997, the Company granted options to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the grants was made at or above the fair market value of the stock on the grant date.

     The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

     The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("FAS 123"). This statement requires that companies with stock-based compensation plans either recognize compensation expense based on new fair value accounting method or continue to apply the provisions of Accounting Principles Board Opinion No. 25
"Accounting for Stock Issued to Employees" ("APB 25") and disclose pro forma net income and earnings per share assuming the fair value method had been applied.

     The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. The Company has recognized no compensation expense for options issued to employees and non-employee directors. For the year ended December 31, 1997, the Company recognized $4,611 in compensation expense for stock issued to non-employees.

     Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997, respectively: risk-free interest rate of 6.46% and 5.93%; volatility factors of the expected market price of the Company's common stock of 80% and 90%; and weighted average expected life of the options of four and five years.

     Had compensation cost for the Company's stock-based compensation plans been determined under the provisions consistent with FAS 123, the Company's net loss and loss per share for the years ended December 31, 1996 and 1997, would have been the pro forma amounts listed below:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996         1997
                                                              ---------   -----------
Net Loss:
  As reported...............................................  $(625,583)  $(4,881,181)
  Pro forma.................................................   (676,776)   (5,025,199)
Basic and diluted loss per share:
  As reported...............................................  $   (0.34)  $     (1.88)
  Pro forma.................................................  $   (0.36)  $     (1.93)

                          HOMECOM COMMUNICATIONS, INC.

     Option activity under all of the stock option plans is summarized as follows:

                                                       YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------
                                                  1996                         1997
                                       --------------------------   ---------------------------
                                                 WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                       SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                       -------   ----------------   --------   ----------------
Outstanding at beginning of year.....        0        $  --          220,543        $6.30
Granted..............................  229,167         6.30          599,555         5.26
Exercised............................        0           --                0           --
Forfeited............................   (8,624)        6.19         (398,938)        5.80
                                       -------                      --------
Outstanding at end of year...........  220,543         6.30          421,160         4.95
                                       =======                      ========
Options exercisable at year end......        0                         3,090
                                       =======                      ========
Shares available for future grant....   79,457                       178,840
                                       =======                      ========
Weighted-average fair value of
  options granted during the year....  $  2.03                      $   3.71
                                       =======                      ========

     The following table summarizes information about fixed options outstanding at December 31, 1997.

                                       WEIGHTED AVERAGE
      EXERCISE PRICES   SHARES    REMAINING CONTRACTUAL LIFE
      ---------------   -------   --------------------------
           $4.06        229,000              9.5
            4.55         12,361              8.7
            6.00        118,799              9.4
            6.13         42,000              9.5
            8.06         19,000              9.8
                        -------
                        421,160
                        =======

     At December 31, 1997, 3,090 shares are exercisable at a weighted-average exercise price of $4.55.

8.  ACQUISITION:

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a start-up company formed in July 1996 to provide Internet and Intranet security system consulting services. Consideration to the former holders of HISS's capital stock consisted of the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31, 1998, 1999, 2000 and 2001. As of December 31, 1997, the Company has a maximum potential liability under the earnout agreement of approximately $113,000, payable in common stock or cash at the Company's option. The ultimate earnout is not currently determinable due to HISS net income limitations.

9.  RELATED PARTY TRANSACTIONS:

     The Company has entered into an employment agreement with its Chief Executive Officer and principal stockholder which expires December 31, 2000.

     Interest expense on notes payable to stockholders and affiliates of stockholders was approximately $3,000, $45,000, and $51,000, in 1995, 1996, and 1997, respectively.

                          HOMECOM COMMUNICATIONS, INC.

10.  INCOME TAXES:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows, as of:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996         1997
                                                              ---------   -----------
Temporary differences:
  Allowance for uncollectibles..............................  $  40,601   $    61,009
  Vacation accrual..........................................      5,675        11,049
  Depreciation..............................................      4,820         2,317
  Deferred rent expense.....................................     27,901        45,274
  Software development expenses.............................    (29,515)       55,599
                                                              ---------   -----------
                                                                 49,482       175,248
Net operating loss carryforward.............................    190,156     1,903,040
                                                              ---------   -----------
Deferred tax asset..........................................    239,638     2,078,288
Valuation allowance.........................................   (239,638)   (2,078,288)
                                                              ---------   -----------
          Net deferred tax asset............................  $       0   $         0
                                                              =========   ===========

     At December 31, 1997, the Company had net operating loss carryforwards for income tax purposes of $5,008,001, of which $411,227 expire in 2011 and $4,596,774 expire in 2012. Realization of these assets is contingent on having future taxable earnings. In addition, certain stock transactions during the year resulted in the Company incurring an ownership change as defined in Internal Revenue Code Section 382. The result of this ownership change is to substantially limit the utilization of the Company's net operating loss carry-forwards in the future. Based on the cumulative losses in recent years and the limitation and the use of the company's net operating losses management believes that a full valuation allowance should be recorded against the deferred tax asset. The income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to loss before taxes principally as a result of the recording of the valuation allowance.

11.  SUBSEQUENT EVENTS (UNAUDITED):

  CONVERSION OF DEBENTURES

     As of March 26, 1998 the Company had received notices of conversion for $700,000 of the Company's 5% Convertible Debentures, issued in September 1997 and totalling $1,700,000. Had these Debentures been converted prior to December 31, 1997, total liabilities and total stockholders' equity at that date would have been approximately $2,059,000 and $2,504,000, respectively.

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                MARCH 31,        DECEMBER 31,
                                                                   1998              1997
                                                              --------------   -----------------
                                                               (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $2,221,000        $ 3,187,948
  Accounts receivable, net of allowance for uncollectible
     accounts of $119,243 and $160,551 as of March 31, 1998
     and December 31, 1997, respectively....................       582,040            470,839
                                                                ----------        -----------
          Total current assets..............................     2,803,040          3,658,787
FURNITURE, FIXTURES AND EQUIPMENT, NET......................       728,046            627,624
SOFTWARE DEVELOPMENT COSTS, NET.............................        24,629             31,778
DEPOSITS....................................................        50,231             55,731
DEFERRED DEBT ISSUE COSTS...................................       167,320            248,359
OTHER NON-CURRENT ASSETS....................................        91,245             42,500
                                                                ----------        -----------
          Total assets......................................    $3,864,511        $ 4,664,779
                                                                ==========        ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $  584,917        $   427,886
  Accrued payroll liabilities...............................       329,209            264,180
  Unearned revenue..........................................       235,308            190,878
  Current portion of obligations under capital leases.......        63,104             53,813
                                                                ----------        -----------
          Total current liabilities.........................     1,212,538            936,857
CONVERTIBLE DEBENTURES, NET OF DISCOUNT OF $0 AND $122,778
  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997,
  RESPECTIVELY..............................................     1,000,000          1,577,222
OTHER LIABILITIES...........................................        76,435            119,141
OBLIGATIONS UNDER CAPITAL LEASES............................        76,157             74,787
                                                                ----------        -----------
          Total liabilities.................................     2,365,130          2,708,007
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value, 15,000,000 shares
     authorized, 3,286,147 and 2,956,396 shares issued and
     outstanding at March 31, 1998 and December 31, 1997,
     respectively...........................................           329                295
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, 20,000 shares issued and outstanding at
     March 31, 1998 and December 31, 1997; participating;
     $2,000,000 liquidation value...........................           200                200
  Additional paid-in capital................................     8,471,572          7,800,542
  Subscriptions receivable..................................      (337,501)          (337,501)
  Accumulated deficit.......................................    (6,635,219)        (5,506,764)
                                                                ----------        -----------
  Total stockholders' equity................................     1,499,381          1,956,772
                                                                ----------        -----------
          Total liabilities and stockholders' equity........    $3,864,511        $ 4,664,779
                                                                ==========        ===========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                               MARCH 31,    MARCH 31,
                                                                 1998         1997
                                                              -----------   ---------
                                                                    (UNAUDITED)
NET SALES:
  Service sales.............................................  $   762,746   $ 893,145
  Equipment sales...........................................      119,681      16,032
                                                              -----------   ---------
          Total net sales...................................      882,427     909,177
COST OF SALES:
  Cost of services..........................................      316,992     332,106
  Cost of equipment sold....................................       82,562       8,787
                                                              -----------   ---------
          Total cost of sales...............................      399,554     340,893
                                                              -----------   ---------
GROSS PROFIT................................................      482,873     568,284
                                                              -----------   ---------
OPERATING EXPENSES:
  Sales and marketing.......................................      238,000     297,249
  Product development.......................................       53,460      47,639
  General and administrative................................    1,013,596     543,031
  Depreciation and amortization.............................       78,393      35,364
                                                              -----------   ---------
          Total operating expenses..........................    1,383,449     923,283
                                                              -----------   ---------
OPERATING LOSS..............................................     (900,576)   (354,999)
OTHER EXPENSES (INCOME)
  Interest expense..........................................      266,029      20,524
  Other income, net.........................................      (38,151)       (873)
                                                              -----------   ---------
LOSS BEFORE INCOME TAXES....................................   (1,128,454)   (374,650)
INCOME TAXES................................................           --          --
                                                              -----------   ---------
NET LOSS....................................................   (1,128,454)   (374,650)
                                                              -----------   ---------
PREFERRED STOCK DIVIDEND....................................     (441,176)         --
                                                              -----------   ---------
LOSS APPLICABLE TO COMMON SHAREHOLDERS......................  $(1,569,630)  $(374,650)
                                                              ===========   =========
BASIC AND DILUTED LOSS PER SHARE............................  $     (0.51)  $   (0.19)
                                                              ===========   =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................    3,079,382   1,923,063
                                                              ===========   =========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                               MARCH 31,    MARCH 31,
                                                                 1998         1997
                                                              -----------   ---------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,128,454)  $(374,650)
  Adjustments to reconcile net income (loss) to cash
     provided by (used in) operating activities:
       Depreciation.........................................       63,185      28,158
       Amortization of assets under capital lease...........       15,208       7,206
       Amortization of software development costs...........        7,945       2,662
       Amortization of debt discount........................      122,778          --
       Amortization of debt issue costs.....................      116,434          --
       Provision for bad debts..............................        7,675     (10,500)
       Deferred rent expense................................      (42,705)     (5,502)
       Change in operating assets and liabilities:
          Accounts receivable...............................     (118,876)   (305,540)
          Accounts payable and accrued expenses.............      157,031         387
          Accrued salaries and payroll taxes payable........       65,029     102,207
          Unearned revenue..................................       44,329     138,216
          Other.............................................      (44,040)     (2,609)
                                                              -----------   ---------
     Net cash used in operating activities..................     (734,461)   (419,965)
                                                              -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and equipment.............     (154,916)    (21,251)
  Software development costs................................           --     (57,614)
                                                              -----------   ---------
     Net cash used in investing activities..................     (154,916)    (78,865)
                                                              -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of deferred offering costs........................      (28,937)    (20,000)
  Payment of deferred debt issue costs......................      (35,395)         --
  Repayment of note payable.................................           --      (2,485)
  Proceeds from notes payable to stockholders...............           --     270,000
  Repayment of notes payable to stockholders................           --     (41,488)
  Repayment of capital lease obligations....................      (13,239)    (30,139)
                                                              -----------   ---------
     Net cash (used in) provided by financing activities....      (77,571)    175,888
                                                              -----------   ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (966,948)   (332,942)
CASH AND CASH EQUIVALENTS at beginning of period............    3,187,948     332,377
                                                              -----------   ---------
CASH AND CASH EQUIVALENTS at end of period..................  $ 2,221,000   $   9,435
                                                              ===========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  AND NON CASH INVESTING AND FINANCING ACTIVITIES:
  Cash paid during the period for interest..................  $     2,484   $     723
                                                              ===========   =========

     During the three month periods ended March 31, 1998 and 1997, capital lease obligations of $23,900 and $21,800, respectively, were incurred when the Company entered into leases on computer equipment.

     During the three months ended March 31, 1998, $700,000 of convertible debentures were converted into 329,751 shares of common stock.

   The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of the financial position and results of operations of HomeCom Communications, Inc. (the "Company") for the interim periods presented. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K.

2. RENEGOTIATION OF TERMS OF CONVERTIBLE DEBENTURES

     The Company has renegotiated certain of the terms of the Company's 5% convertible debentures issued in September 1997. Under the terms of a letter agreement dated April 8, 1998 by and among the Company and the purchasers, the conversion price of the debentures was reduced to the lessor of (a) a twenty-five percent (25%) discount from the average closing bid price of the Company's common stock on the Nasdaq SmallCap(TM) Market for the three (3) trading days preceding notice of conversion; or (b) $2.625 (compared to $4.00 in the original agreement). In addition, the purchasers have agreed not to convert any portion of the remaining debentures held by each of them for a period beginning April 8, 1998 and ended May 8, 1998 and thereafter not to convert more than 25% of the remaining debentures held by each of them in any thirty (30) day period (the "Debenture Gating Restrictions"). However, in the event that the closing bid price of the Common Stock as reported by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed for the previous five (5) days is $3.50 or greater, following May 8, 1998 the foregoing Debenture Gating Restrictions shall not apply as long as the closing bid price for the previous five (5) days is $3.50 or greater.

3. RENEGOTIATION OF TERMS OF CONVERTIBLE PREFERRED STOCK

     The Company has renegotiated certain of the terms of the Company's Series A preferred stock issued in December 1997. Under the terms of a letter agreement dated April 17, 1998 by and among the Company and the holders, the conversion price of the preferred stock was reduced to the lessor of (a) a twenty-five percent (25%) discount from the average closing bid price of the Company's common stock on the Nasdaq SmallCap(TM) Market for the five (5) trading days preceding notice of conversion; or (b) $3.50 (compared to $14.50625 in the original agreement). However, in the event that a Registration Statement on Form S-1 for the common stock issuable upon conversion of the preferred stock is not declared effective by the Securities and Exchange Commission by May 16, 1998, item (b) above is reduced to $3.00. In addition, the holders have agreed not to convert on a non-cumulative basis more than twenty-five percent (25%) during any thirty (30) day period following the effective date of the registration statement (the "Preferred Stock Gating Restrictions"). However, in the event that the closing bid price of the Common Stock as reported by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed for the previous five (5) days is $3.50 or greater, following the effective date of the registration statement the foregoing Preferred Stock Gating Restrictions shall not apply as long as the closing bid price for the previous five (5) days is $3.50 or greater.

     A discount results from the beneficial conversion feature of the preferred stock. This discount is analogous to a dividend and will be recognized as a return to the preferred holders over the minimum period such holders realize that return. This assumed dividend increases the amount of net loss applicable to common shareholders. Due to the above renegotiation, this dividend, originally calculated as $500,000 increases to $666,667. For the three months ended March 31, 1998, the preferred stock dividend increased the net loss applicable to common shareholders by $441,176. The remaining preferred stock dividend of $225,491 will be recorded in the three months ended June 30, 1998.

4. ACQUISITION OF THE INSURANCE RESOURCE CENTER, INC.

     On April 16, 1998, the Company acquired all of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC") for 351,391 shares of the Company's common stock. IRC provides Internet development and hosting services to the insurance industry.

5. BASIC AND DILUTED LOSS PER SHARE

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" in 1997. The adoption of SFAS No. 128 had no effect on previously reported unaudited net loss per share for the three month period ended March 31, 1997. Options to purchase shares of common stock were outstanding at March 31, 1998 and 1997 but were not included in the computation of loss per share because the Company reported a loss and therefore the effect would be anti-dilutive.

6. INCOME TAXES

     There was no provision for or cash payment of income taxes for the three months ended March 31, 1998 and 1997, respectively, as the Company anticipates a net taxable loss for the year ended December 31, 1998.

7. SUBSEQUENT EVENTS (UNAUDITED):

     As of May 15, 1998, all of the Company's 5% convertible debentures, originally issued in September 1997 in the aggregate amount of $1,700,000, have now been converted into shares of the Company's common stock.

     On June 9, 1998 the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division, consisting of web site and Internet application hosting facilities to Sage Acquisition Corp. for $4,500,000. The Company retains, however, certain hosting accounts and retains the right to perform hosting services for companies engaged in the financial services industry. During 1996 and 1997, Internet outsourcing services generated approximately 16% and 29%, respectively, of the Company's total revenues.

                       UNAUDITED PRO FORMA BALANCE SHEET

     The unaudited pro forma balance sheet has been derived from the historical balance sheet of the company to give effect to: (i) the sale of substantially all of the assets of the Company's HostAmerica Internet network outsourcing division to Sage Acquisition Corp. on June 9, 1998, (ii) the conversion of the remaining outstanding Convertible Debentures into shares of the Company's common stock during May 1998, and (iii) the conversion of 5,000 shares of the Company's Series A Preferred Stock into shares of the Company's common stock during May 1998. The unaudited pro forma balance sheet gives effect to these events as if they had occurred on April 30, 1998. The pro forma adjustments are based on available information and certain assumptions that management deems appropriate. The unaudited pro forma balance sheet should be read in conjunction with the Company's financial statements and notes thereto included herein.

                                                           APRIL 30,      PRO-FORMA         PRO-FORMA,
                                                              1998        ADJUSTMENT       AS ADJUSTED
                                                         --------------   ----------       -----------
                                                          (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................    $1,219,292     $4,000,000 (1)   $  5,219,292
  Accounts receivable..................................       765,284       (120,000)(2)        645,284
                                                           ----------     ----------       ------------
          Total current assets.........................     1,984,576      3,880,000          5,864,576
FURNITURE, FIXTURES AND EQUIPMENT, NET.................       834,675       (250,000)(3)        584,675
SOFTWARE DEVELOPMENT COSTS, NET........................        21,980                            21,980
DEPOSITS...............................................        80,231                            80,231
DEFERRED DEBT ISSUE COSTS..............................        83,660                            83,660
INTANGIBLE ASSETS......................................       452,900                           452,900
OTHER NON-CURRENT ASSETS...............................        71,757        250,000 (4)        321,757
                                                           ----------     ----------       ------------
          Total assets.................................    $3,529,779     $3,880,000       $  7,409,779
                                                           ==========     ==========       ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................    $  232,317                      $    232,317
  Accrued salaries and payroll taxes payable...........       251,598                           251,598
  Unearned revenue.....................................       267,599     $ (250,000)(5)         17,599
  Current portion of obligations under capital
     leases............................................        54,262             --             54,262
                                                           ----------     ----------       ------------
          Total current liabilities....................       805,776       (250,000)           555,776
CONVERTIBLE DEBENTURES.................................       600,000       (600,000)(6)             --
OTHER LIABILITIES......................................        76,435                            76,435
OBLIGATIONS UNDER CAPITAL LEASES.......................        76,157             --             76,157
                                                           ----------     ----------       ------------
          Total liabilities............................     1,558,368       (850,000)           708,368
COMMITMENTS AND CONTINGENCIES..........................
STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value, 15,000,000 shares
     authorized, 4,040,683 shares issued and
     outstanding at April 30, 1998.....................           405             36(7)             441
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, 20,000 shares issued and outstanding
     at April 30, 1998; participating; $2,000,000
     liquidation value.................................           200            (50)(8)            150
  Additional paid-in capital...........................     9,485,114        600,014 (7)     10,085,128
  Subscriptions receivable.............................      (337,502)                         (337,502)
  Accumulated deficit..................................    (7,176,806)     4,130,000 (9)     (3,046,806)
                                                           ----------     ----------       ------------
          Total stockholders' equity...................     1,971,411      4,730,000          6,701,411
                                                           ----------     ----------       ------------
          Total liabilities and stockholders' equity...    $3,529,779     $3,880,000       $  7,409,779
                                                           ==========     ==========       ============

---------------

(1) Adjustment to reflect the receipt of $4,000,000 from Sage pursuant to the Asset Purchase Agreement.
(2) Adjustment to reflect the transfer of certain receivables to Sage.
(3) Adjustment to reflect certain furniture, fixtures and equipment (net of related accumulated depreciation) acquired by Sage.
(4) Adjustment to reflect the deposit of $250,000 in an escrow account. These proceeds are to be held in escrow for a period of 10 months from June 9, 1998 and can be withdrawn by Sage Acquisition Corp. in satisfaction of certain claims arising subsequent to June 9, 1998 which could require indemnification by the Company.
(5) Adjustment to reflect the application of $250,000 of the sales price to certain unearned revenues.
(6) Adjustment to reflect the conversion of the remaining outstanding Convertible Debentures into shares of the Company's common stock during May 1998.
(7) Adjustment to reflect the conversion of the remaining outstanding Convertible Debentures and 5,000 shares of the Company's Series A Preferred Stock into shares of the Company's common stock during May 1998.
(8) Adjustment to reflect the conversion of 5,000 shares of the Company's Series A Preferred Stock into shares of the Company's common stock during May 1998.
(9) Adjustment to reflect the excess of the purchase price over the assets and liabilities acquired by Sage.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................       2
Forward-Looking Statements.............       4
Risk Factors...........................       5
Use of Proceeds........................      11
Price Range of Common Stock............      11
Dividend Policy........................      11
Selected Financial Data................      12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      13
Business...............................      19
Management.............................      28
Certain Transactions...................      34
Recent Transactions....................      36
Principal and Selling Stockholders.....      38
Description of Securities..............      40
Plan of Distribution...................      44
Legal Matters..........................      45
Experts................................      45
Available Information..................      45
Index to Financial Statements..........     F-1

======================================================
======================================================
                                    HOMECOM
                                COMMUNICATIONS,
                                      INC.

                                    175,696

                                   SHARES OF
                                  COMMON STOCK

             ISSUED IN CONNECTION WITH THE COMPANY'S ACQUISITION OF
                      THE INSURANCE RESOURCE CENTER, INC.
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                 June 12, 1998

======================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $ 2,069.45
Nasdaq SmallCap Market additional listing fee...............    7,500.00
Accountants' fees and expenses..............................    5,000.00
Legal fees and expenses.....................................   45,000.00
Blue Sky fees and expenses..................................    5,000.00
Transfer Agent's fees and expenses..........................      500.00
Printing and engraving expenses.............................    2,500.00
Miscellaneous...............................................    2,430.55
                                                              ----------
Total expenses..............................................  $70,000.00
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following list describes sales by the Registrant of securities in the past three years which were not registered under the Securities Act.

     During the period from its formation in December 1994 through August 1996, the Registrant has issued the securities set forth below which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). All share amounts have been adjusted to reflect the Registrant's September 1996 recapitalization and 93.07 for 1 stock split.

          1. In December 1994, in connection with the incorporation of the Registrant, the Registrant issued and sold to its sole stockholder 93,070 shares of Common Stock for $27,706.

          2. In February 1996, in connection with the recapitalization of the Registrant, the Registrant issued and sold 707,332 shares of Common Stock to its President, Chief Executive Officer and sole stockholder for a total purchase price of $760.

          3. In February 1996, the Registrant issued and sold 93,070 shares of Common Stock to its Senior Vice President for a total purchase price of $10 upon the exercise of stock options granted in connection with the founding of the Registrant.

          4. Pursuant to a privately negotiated transaction with five investors, the Registrant issued and sold to four of the investors in February 1996 an aggregate of 893,472 shares of Common Stock for a total purchase price of $96, and issued and sold to three of the investors in February, March and May 1996 promissory notes in the aggregate principal amount of $499,904. In May 1997, pursuant to the terms of such promissory notes, the Registrant issued a total of 33,333 shares of Common Stock to the holders of such notes in partial repayment of the principal amounts owed thereunder.

          5. In August 1996, the Registrant issued an aggregate of 37,228 shares of Common Stock to four members of its former Board of Advisors upon exercise of warrants, for a total purchase price of $4.00.

          6. In August 1996, the Registrant issued and sold an aggregate of 102,855 shares of Common Stock to six of its employees for a total purchase price of $468,004.22, paid through delivery of 8% promissory notes, payable 25% per year, secured by the shares purchased thereby.

          7. In August 1996, in connection with the Registrant's acquisition of all of the stock of HomeCom Internet Security Services, Inc., a Delaware corporation ("HISS"), the Registrant and the stockholders of HISS entered into a Stock Purchase Agreement which provides that the Registrant may, at its option, issue shares of its Common Stock as all or part of the earnout payments to be paid to such former stockholders pursuant to the Stock Purchase Agreement.

          8. In September 1996, the Registrant granted stock options (i) to three directors under its Non-Employee Directors Stock Option Plan to purchase an aggregate of up to 30,000 shares of Common Stock and (ii) to 24 employees under its Stock Option Plan to purchase an aggregate of up to 79,167 shares of Common Stock.

          9. In September 1997, the Registrant issued and sold 5% convertible debentures (the "Debentures") to four private investors for an aggregate purchase price of $1,700,000. The Debentures were issued pursuant to the terms of a 5% Convertible Debenture Purchase Agreement dated effective as of September 19, 1997 (the "Debenture Agreement"). Outstanding principal and interest on the Debentures is payable on September 22, 2000. The Debentures are convertible at the option of the holders. As of May 15, 1998, all of the Debentures have been converted into shares of the Company's common stock. In connection with the issuance of the Debentures, the Registrant granted to an entity designated by the investors aggregate warrants to acquire 400,000 shares of Common Stock, with warrants to acquire 200,000 of such shares exercisable at a price of $4.00 per share and warrants to acquire the remaining 200,000 of such shares at a price of $6.00 per share. If not earlier exercised, these warrants expire on October 27, 2000.

          10. In December 1997, the Registrant issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Registrant were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders (the "Preferred Registration Agreements"), the Registrant agreed to file on or before January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). This Registration Statement was declared effective by the Commission on or about May 13, 1998. The Series A Preferred Holders have agreed that they may not convert on a cumulative basis (i) more than 25% of the Series A Preferred Stock during any thirty (30) day period following the effective date of this registration statement (the "Registration Effective Date"). The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock (the "Series A Preferred Conversion Price") is the lesser of (i) 75% of the average closing bid price of the Registrant's Common Stock for the five trading days ending on the day the Registrant actually receives a conversion notice; or (ii) $3.50 (the "Fixed Conversion Price"). The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. On June 2, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $4.625 per share and the average of the Closing bid price of the Common Stock for the five trading days ending June 2, 1998 was $4.671875 per share. As of June 2, 1998, 15,000 shares of the Series A Preferred Stock remain outstanding and unconverted.

          In connection with the issuance and sale of the Series A Preferred Stock, the Registrant granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Registrant also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of Common Stock (the "Series A Preferred Stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. The Series A Preferred Stock Registration Statement will cover (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (which would be 339,433 shares assuming that the holders of the Series A Preferred Stock had exercised their conversion privileges after the close of business on April 23, 1998 which would have resulted in a conversion price of $5.8921875 per share); (ii) 125,000 shares of Common Stock issuable upon the exercise of the Series A Preferred Stock Warrants;
     (iii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Registrant's underwriter in connection with its initial public offering; and (iv) 400,000 shares of Common Stock issuable upon the exercise of warrants granted in connection with the Registrant's sale of the Debentures.

          11. On April 15, 1998, the Company acquired all of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC") for 351,391 shares of the Company's Common Stock. Pursuant to the Agreement and Plan of Reorganization, dated April 15, 1998 (the "Reorganization Agreement"), the Company has agreed that fifty percent of such shares (the "IRC Registration Shares") shall be registered pursuant to a registration statement to be filed with the Commission by June 30, 1998 and the remaining shares shall have certain piggyback registration rights. In the event that the Registration Shares are not so registered by June 30, 1998, then the Company shall pay to the former stockholders of IRC a penalty fee of ten percent (10%) per month of the original number of shares of the Company's Common Stock to be so registered to be paid in newly issued shares of the Company's Common Stock, which shall also then be registered as provided in the Reorganization Agreement. IRC shall remain a wholly-owned subsidiary of the Company.

     The sales and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) and 3(b) thereof and in reliance on Rule 701 and Regulation D promulgated thereunder. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and warrants issued in such transactions.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.1       --  Form of Underwriting Agreement.*
 3.1       --  Restated Certificate of Incorporation of the Registrant.*
 3.2       --  Restated Bylaws of the Registrant.*
 3.3       --  Certificate of Designation of Series A Convertible Preferred
               Stock.***
 4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Restated
               Certificate of Incorporation and Bylaws of the Registrant
               defining rights of the holders of Common Stock of the
               Registrant.*
 4.2       --  Specimen Stock Certificate.*
 4.3       --  Form of Warrant.*
 5.1       --  Opinion of Sims Moss Kline & Davis LLP, Counsel to the
               Registrant, as to the legality of the shares being
               registered.
10.1       --  HomeCom Communications, Inc. Stock Option Plan and form of
               Stock Option Certificate.*
10.2       --  HomeCom Communications, Inc. Non-Employee Directors Stock
               Option Plan and form of Stock Option Certificate.*
10.3       --  Employment Agreement between the Registrant and Harvey W.
               Sax, dated January 1, 1996.*
10.4       --  Form of Employment Agreement entered into between the
               Registrant and each of its executive officers except Harvey
               W. Sax.*
10.5       --  Lease Agreement between Property Georgia OBJLW One
               Corporation and the Registrant dated January 22, 1996.*
10.6       --  Lease and Services Agreement between Alliance Greensboro,
               L.P. and the Registrant, dated June 25, 1996.*
10.7       --  Business Alliance Program Agreement between Oracle
               Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific
               Sublicense Addendum, Full Use and Deployment Sublicense
               Addendum and License Transfer Policy, each dated May 30,
               1996.*
10.8       --  Network Enrollment Agreement between Apple Computer, Inc.
               and the Registrant, effective May 1996.*
10.9       --  Member Level Agreement between Microsoft Corporation and the
               Registrant, effective May 1996.*
10.10      --  Master Agreement for Internet Services and Products between
               BBN Planet Corporation and the Registrant, dated February 1,
               1996.*
10.11      --  Authorized Business Partners Agreement between BBN Planet
               Corporation and the Registrant, dated May 14, 1996.*
10.12      --  Stock Purchase Agreement between the Registrant and the stockholders of HomeCom Internet Security Services, Inc.,
               dated August 31, 1996.*
10.13      --  Form of Promissory Notes issued by the Registrant and held by Mark Germain.*
10.14      --  Form of Promissory Notes issued by the Registrant and held by Esther Blech and the Edward A. Blech Trust.*
10.15      --  Marketing Associate Solution Alliance Agreement dated
               February 6, 1997 between the Registrant and Unisys
               Corporation.*
10.16      --  Marketing Associate Agreement dated February 6, 1997 between the Registrant and Unisys Corporation.**
10.17      --  Letter agreement dated January 16, 1997 between the
               Registrant, David A. Blech, Esther Blech and the Edward A.
               Blech Trust.*

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.18      --  HomeCom Communications, Inc. Employee Stock Purchase Plan.*
10.19      --  5% Convertible Debenture Purchase Agreement dated effective
               September 19, 1997 between the Registrant, Euro Factors
               International, Inc., Beauchamp Finance, FTS Worldwide
               Corporation and COLBO.***
10.20      --  Form of 5% Convertible Debenture issued by the Registrant and held by Euro Factors International, Inc., Beauchamp
               Finance, FTS Worldwide Corporation and COLBO.***
10.21      --  Registration Rights Agreement dated effective September 19,
               1997 between the Registrant, Euro Factors International,
               Inc., Beauchamp Finance, FTS Worldwide Corporation and
               COLBO.***
10.22      --  Letter agreement dated September 23, 1997 between the
               Registrant, Euro Factors International, Inc., Beauchamp
               Finance, FTS Worldwide Corporation and COLBO.***
10.23      --  Letter agreement dated September 27, 1997 between the
               Registrant, Euro Factors International, Inc., Beauchamp
               Finance, FTS Worldwide Corporation and COLBO.***
10.24      --  Form of Warrant to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share issued by the
               Registrant to First Granite Securities, Inc.***
10.25      --  Form of Warrant to purchase 200,000 shares of Common Stock at an exercise price of $6.00 per share issued by the
               Registrant to First Granite Securities, Inc.***
10.26      --  Form of Securities Purchase Agreement between the
               Registrant, Sovereign Partners, L.P. and Dominion Capital
               Fund, LTD. dated as of December 23, 1997.***
10.27      --  Form of Registration Rights Agreement between the
               Registrant, Sovereign Partners, L.P. and Dominion Capital
               Fund, LTD. dated as of December 23, 1997.***
10.28      --  Form of Warrant to purchase 18,750 shares of Common Stock issued by the Registrant to Sovereign Partners, L.P.***
10.29      --  Form of Warrant to purchase 56,250 shares of Common Stock issued by the Registrant to Dominion Capital Fund, LTD.***
10.30      --  Common Stock Purchase Agreement dated January 23, 1998 by and among InsureRate, Inc., the Registrant, Jerome R. Corsi and Hamilton Dorsey Alston Company.***
10.31      --  Escrow Agreement dated as of January 23, 1998 by and among
               InsureRate, Inc., Hamilton Dorsey Alston Company, the
               Registrant, Jerome R. Corsi and SunTrust Bank, Atlanta.***
10.32      --  Shareholders Agreement dated January 23, 1998 by and among
               Hamilton Dorsey Alston Company, the Registrant and
               InsureRate, Inc.***
10.33      --  Web Development and Hosting Services Agreement dated January
               23, 1998, by and among InsureRate, Inc. and Hamilton Dorsey
               Alston Company.***
10.34      --  Form of Warrant to purchase 25,000 shares of Common Stock for an aggregate purchase price of $92,500 by the Registrant to Hamilton Dorsey Alston Company.***
10.35      --  Loan Agreement dated January 23, 1998 by and between
               InsureRate, Inc. and the Registrant.***
10.36      --  Form of Master Note issued by the Registrant to InsureRate,
               Inc.***
10.37      --  Form of Warrant to purchase 50,000 shares of Common Stock issued by the Registrant to The Malachi Group, Inc.+
10.38      --  Letter Agreement, dated April 8, 1998 by and among the
               Company, Eurofactors International Inc., Blauchamp France,
               FTS Worldwide Corporation and COLBO.****
10.39      --  Letter Agreement, dated April 8, 1998 by and between First
               Granite Securities, Inc. and the Company.****
10.40      --  Letter Agreement, dated April 17, 1998 by and among
               Sovereign Partners, L.P., Dominion Capital Fund and the
               Company.****

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.41      --  Agreement and Plan of Reorganization by and among The
               Insurance Resource Center, Inc., Tim Strong, James Higham,
               Cameron M. Harris & Company and the Company, dated as of
               April 15, 1998.****
10.42      --  Employment Agreement by and between the Company and Tim
               Higham, dated as of April 16, 1998.****
10.43      --  Asset Purchase Agreement by and between the Company and Sage
               Acquisition Corp. dated as of June 9, 1998 (to be filed by amendment).
21.1       --  List of Subsidiaries.***
23.1       --  Consent of Coopers & Lybrand L.L.P.
23.2       --  Consent of Sims Moss Kline & Davis LLP (included in Exhibit
               5.1).
24.1       --  Powers of Attorney (included on signature page).
27.1       --  Financial Data Schedule (for SEC use only).**

---------------

   * Incorporated herein by reference to exhibit of the same number in the Form S-1 Registration Statement of the Registrant (Registration No. 333-12219).
  ** Incorporated herein by reference to exhibit of the same number in the Form
     10-K of the Registrant filed with the Commission on March 31, 1998.
 *** Incorporated herein by reference to exhibit of the same number in the Form
     S-1 Registration Statement of the Registrant (Registration No. 333-42599). **** Incorporated herein by reference to exhibit of the same number in Form 8-K of the Registrant filed with the Commission on April 28, 1998.
   + Incorporated herein by reference to exhibit of the same number in the Form
     S-1 Registration Statement of the Registrant (Registration No. 333-45383).

ITEM 17.  UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1993 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 11th day of June, 1998.

                                          HomeCom Communications, Inc.

                                          By:       /s/ HARVEY W. SAX
                                            ------------------------------------
                                                       Harvey W. Sax
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey W. Sax and Norman H. Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ NORMAN H. SMITH                   President and Chief Executive      June 11, 1998
                 As Attorney-In-Fact                     Officer (Principal Executive
-----------------------------------------------------    Officer)
                    Harvey W. Sax

                 /s/ NORMAN H. SMITH                   Executive Vice President and       June 11, 1998
                 As Attorney-In-Fact                     Director
-----------------------------------------------------
                    Nat Stricklen

                 /s/ NORMAN H. SMITH                   Executive Vice President and       June 11, 1998
                 As Attorney-In-Fact                     Director
-----------------------------------------------------
                    Krishan Puri

                 /s/ NORMAN H. SMITH                   Chief Technical Officer and        June 11, 1998
                 As Attorney-In-Fact                     Director
-----------------------------------------------------
                Gia Bokuchava, Ph.D.

                 /s/ NORMAN H. SMITH                   Vice President and Director        June 11, 1998
                 As Attorney-In-Fact
-----------------------------------------------------
                     Roger Nebel

                 /s/ NORMAN H. SMITH                   Chief Financial Officer            June 11, 1998
-----------------------------------------------------
                   Norman H. Smith

                 /s/ NORMAN H. SMITH                   Director                           June 11, 1998
                 As Attorney-In-Fact
-----------------------------------------------------
                    Gregory Abowd

                 /s/ NORMAN H. SMITH                   Director                           June 11, 1998
                 As Attorney-In-Fact
-----------------------------------------------------
                    Claude Thomas